UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Christopher & Banks Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Christopher & Banks Corporation
2400 Xenium Lane North
Plymouth, Minnesota 55441

To Our Stockholders:

We are pleased to invite you to attend the Annual Meeting of Stockholders of Christopher & Banks Corporation to be held on Thursday, June 28, 2012 at 3:00 p.m. local time.

The following pages include a formal notice of the Annual Meeting and the proxy statement. The proxy statement describes various matters on the agenda for the Annual Meeting. Please read these materials so that you will know what we plan to do at the Annual Meeting. It is important that your shares be represented at the Annual Meeting, regardless of whether you plan to attend the meeting in person. Please vote your shares as soon as possible through the voting options available to you as described in the proxy statement.

On behalf of management and our Board of Directors, we thank you for your continued support of Christopher & Banks Corporation. We look forward to you joining us at the 2012 Annual Meeting of Stockholders.

Sincerely,

Joel N. Waller
President and Chief Executive Officer

Christopher & Banks Corporation
2400 Xenium Lane North
Plymouth, Minnesota 55441

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME:	3:00 p.m. local time on Thursday, June 28, 2012

PLACE:	Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500, Minneapolis, Minnesota

ITEMS OF BUSINESS:	1.	To elect eight directors as nominated by our Board of Directors to each serve a one-year term.

	2.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2013.

	3.	To approve the compensation of our named executive officers.

	4.	To conduct other business that properly comes before the Annual Meeting or any adjournment of the Annual Meeting.

TRANSITION REPORT AND PROXY STATEMENT:	A copy of our proxy statement and transition report is available at https://materials.proxyvote.com/171046.

DATE OF MAILING OR AVAILABILITY:	This Notice of Annual Meeting of Stockholders and the proxy statement are first being mailed or made available, as the case may be, to stockholders on or about May 15, 2012.

RECORD DATE:	You may vote at the Annual Meeting if you were a stockholder of record of Christopher & Banks Corporation as of the close of business on May 2, 2012.

PROXY VOTING:	Your vote is important to us. You may vote via proxy:

	1.	By visiting www.proxyvote.com on the Internet;

	2.	By calling (within the U.S. or Canada) toll-free at 1-800-690-6903; or

	3.	By signing and returning the enclosed proxy card if you received paper copies of the proxy materials.

We are again taking advantage at this year’s annual meeting of a Securities and Exchange Commission rule allowing companies to furnish proxy materials to stockholders over the Internet. This electronic process expedites stockholders’ receipt of proxy materials, and also lowers the costs and reduces the environmental impact of our Annual Meeting. On May 15, 2012, we began mailing to our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access our 2012 proxy statement and transition report and vote online. If you received the Notice and would like to receive a copy of the printed proxy materials, the Notice contains instructions on how you can request copies of these documents.

We hope you will be able to attend the Annual Meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure that they are represented at the meeting.

By Order of the Board of Directors

Luke R. Komarek
Secretary

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PROXY STATEMENT
FOR THE
2012 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 28, 2012

The Board of Directors (the “Board”) of Christopher & Banks Corporation (the “Company”, “we”, “us” and “Christopher & Banks”) is soliciting proxies for use at the Christopher & Banks Corporation 2012 Annual Meeting of Stockholders to be held at 3:00 p.m. local time on Thursday, June 28, 2012, and at any adjournment of the meeting. The meeting will be held at the offices of our outside counsel, Dorsey & Whitney LLP, at 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota. The proxies are being solicited for the following purposes:

1.               To elect eight directors as nominated by the Board to each serve a one-year term;

2.               To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2013;

3.               To approve the compensation of our named executive officers (the “Say-on-Pay Proposal”); and

4.               To conduct other business that properly comes before the meeting or any adjournment of the meeting.

Under rules adopted by the Securities and Exchange Commission (“SEC”), we are providing our stockholders with the 2012 Annual Meeting proxy materials over the Internet, rather than sending printed copies of those materials through the mail. A Notice of Internet Availability of Proxy Materials (“Notice”) is being mailed to all of our stockholders, except those who have previously provided instructions to receive paper copies of our proxy materials. The Notice contains instructions on how stockholders may access our 2012 proxy statement and transition report and vote their shares. The Notice also contains instructions on how to request our proxy materials in printed form or by email, at no charge, if a stockholder so desires.

We will begin mailing the Notice and previously requested copies of the proxy materials to our stockholders on or about May 15, 2012.

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be Held on June 28, 2012:

Our proxy statement and 2012 Transition Report to Stockholders are available at https://materials.proxyvote.com/171046.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Who is entitled to vote at the Annual Meeting?

Holders of Christopher & Banks Common Stock, par value $0.01 per share (the “Common Stock”), at the close of business on May 2, 2012, the record date for the Annual Meeting, are entitled to vote at our Annual Meeting. As of May 2, 2012, 36,693,682 shares of Common Stock were outstanding and entitled to vote.

What are my voting rights?

Holders of our Common Stock are entitled to one vote per share. Therefore, a total of 36,693,682 votes are entitled to be cast at the Annual Meeting with respect to each proposal. There is no cumulative voting for the election of directors.

How many shares must be present to hold the Annual Meeting?

In accordance with our by-laws, shares equal to a majority of the voting power of the outstanding shares of Common Stock entitled to vote as of the record date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the Annual Meeting if:

•                  you are present and vote in person at the Annual Meeting;

•                  you have properly and timely submitted your vote as described below under “How do I vote my shares?”; or

•                  you hold your shares in street name (as described below) and you do not provide voting instructions and your broker, bank, trust or other nominee uses its discretion to vote your shares on the ratification of the selection of our independent registered public accounting firm.

If a quorum is not present or represented at the Annual Meeting, the stockholders and proxies entitled to vote will have the power to adjourn the Annual Meeting, without notice other than an announcement at that time, until a quorum is present or represented.

What is a proxy?

It is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. We refer to this as your “proxy vote”. Three of our executive officers have been designated as proxies for the Annual Meeting. These executive officers are Joel N. Waller, Peter G. Michielutti and Luke R. Komarek.

What is a proxy statement?

It is a document that we are required to give you, in accordance with regulations of the SEC, when we ask you to designate proxies to vote your shares of our Common Stock at an annual meeting of our stockholders. The proxy statement includes information regarding the matters to be acted upon at the Annual Meeting and certain other information required by the regulations of the SEC and the rules of the New York Stock Exchange (“NYSE”).

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name”. Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described below under “How do I vote my shares?”.

How do I vote my shares?

If you submit your vote before the Annual Meeting using any of the following methods, your shares of stock will be voted as you have instructed:

•                  By Internet:  You can vote your shares by Internet. The Notice and proxy card indicate the website you may access for Internet voting, using the 12-digit control number included in the Notice and proxy card. You may vote by Internet 24 hours a day. The Internet voting website has easy to follow instructions and allows you to confirm that the system has properly recorded your votes. If you hold shares in street name, please follow the Internet voting instructions you received from your broker, bank, trust or other nominee.

•                  By Telephone:  You have the option to vote your shares by telephone. In order to vote your shares by telephone, please go to www.proxyvote.com and log in using the 12-digit control number provided on your Notice. At that site, you will be provided with a telephone number for voting. If you received paper copies of the proxy materials, the telephone number for voting is provided on the proxy card. When you vote by telephone, you will be required to enter your 12-digit control number, so please have it available when you call. As with Internet voting, you will be able to confirm that the system has properly recorded your votes. If you hold shares in street name, please follow the telephone voting instructions, if any, you received from your broker, bank, trust or other nominee.

•                  By Mail:  If you choose to receive paper copies of the proxy materials by mail and you are a holder of record, you can vote by marking, dating and signing your proxy card and returning it by mail in the postage-paid envelope provided to you. If you choose to receive paper copies of the proxy materials by mail, and you hold your shares in street name, you can vote by completing and mailing the voting instruction form provided by your broker, bank, trust or other nominee.

Your vote is important, and we encourage you to vote promptly. Internet and telephone voting are available through 11:59 p.m. Eastern Daylight Time on Wednesday, June 27, 2012, for all shares that are entitled to vote.

Whether or not you have submitted your proxy will not affect your right to vote in person if you decide to attend the Annual Meeting. See “Can I vote my shares in person at the Annual Meeting?” below.

What does it mean if I receive more than one Notice or proxy card?

If you receive more than one Notice, proxy card or voting instruction form it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, you will need to be sure to vote once for each account.

Can I vote my shares in person at the Annual Meeting?

Yes, if you are a stockholder of record, you may vote your shares in person at the Annual Meeting by completing a ballot at the Annual Meeting. However, if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above in advance of the Annual Meeting so your vote will be counted if you later decide not to attend the Annual Meeting. If you submit your vote by proxy and later decide to vote in person at the Annual Meeting, the vote you submit at the Annual Meeting will override your proxy vote.

If you hold your shares in street name, you may vote your shares in person at the Annual Meeting only if you obtain and bring to the Annual Meeting a signed letter or other form of proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the Annual Meeting.

How does the Board recommend that I vote?

The Board recommends a vote:

•                  FOR the election of each of the eight nominees to the Board;

•                  FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2013; and

•                  FOR the approval of the Say-on-Pay Proposal.

What if I do not specify how I want my shares voted?

If you submit a signed proxy card or submit your proxy by Internet and do not specify how you want to vote your shares, we will vote your shares:

•                  FOR the election of each of the eight nominees to the Board;

•                  FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2013; and

•                  FOR the approval of the Say-on-Pay Proposal.

When voting by telephone stockholders can choose to submit their vote on each proposal or to vote per the Board’s recommendation.

Note:  If you are a street name holder and fail to instruct your broker, bank, trust or other nominee how you want to vote your shares on a particular matter, those shares are considered to be “uninstructed”. NYSE rules determine the circumstances under which member brokers of the NYSE may exercise discretion to vote “uninstructed” shares held by them on behalf of their clients who are street name holders. The applicable NYSE rules permit brokers to exercise discretion to vote uninstructed shares with respect to the proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm. The rules do not permit member brokers to exercise discretion with respect to (i) the proposal to elect directors, or (ii) the Say-on-Pay Proposal. If the broker, bank, trust or other nominee is not permitted to exercise discretion, the uninstructed shares will be referred to as “broker non-votes”. For more information regarding the effect of broker non-votes on the outcome of the vote, see below under “How are votes counted?”.

Your vote is very important. We urge you to vote, or to instruct your broker, bank, trust or other nominee how to vote, on all matters to be considered at the Annual Meeting.

Can I revoke my proxy and change my vote?

Yes, you may revoke your proxy and change your vote at any time before your proxy is voted at the Annual Meeting. You may revoke your proxy and change your vote by:

•                  submitting a later-dated and properly executed proxy card to our Corporate Secretary at the Company’s address listed above, which must be received by us before the time of the Annual Meeting;

•                  by delivering a written notice of revocation to our Corporate Secretary at the Company’s address listed above, which must be received by us before the time of the Annual Meeting; or

•                  by voting in person at the Annual Meeting.

If you voted through the Internet or by telephone, you may vote again over the Internet or by telephone up until 11:59 p.m. Eastern Daylight Time on Wednesday, June 27, 2012.

What vote is required to approve each item of business included in the Notice of Annual Meeting?

The election of the directors shall be determined by the affirmative vote of a plurality of the votes cast at the Annual Meeting. This means that since stockholders will be electing eight directors, the eight director nominees receiving the highest number of votes will be elected. The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting by the stockholders present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the selection of our independent registered public accounting firm and to approve the Say-on-Pay Proposal.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each director nominee. You may vote “FOR”, “AGAINST” or “ABSTAIN” on the proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm and the Say-on-Pay Proposal.

If you properly submit your proxy, but withhold authority to vote for one or more director nominees or abstain from voting on one or more of the other proposals, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum and for the purpose of calculating the vote on the particular matter(s) with respect to which you withheld authority to vote or abstained from voting. If you withhold authority to vote for one or more of the director nominees, this will have no effect on the outcome of the vote for the election of directors. With respect to the Say-on-Pay Proposal and the proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm, if you abstain from voting this will have the same effect as a vote against the proposal. “Broker non-votes” on any matter will not be considered as present and entitled to vote for purposes of calculating the vote on such matter.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the Annual Meeting. We plan to publish the final voting results in a Current Report on Form 8-K (“Form 8-K”) filed within four business days of the Annual Meeting. If final voting results are not available within the four business day timeframe, we plan to file a Form 8-K disclosing preliminary voting results within the required four business days, to be followed as soon as practicable by an amendment to the Form 8-K containing the final voting results.

Who will count the votes?

Broadridge Financial Solutions will count the votes and act as the inspector of election.

Is my vote confidential?

Proxy cards and voting tabulations that identify individual stockholders are mailed or returned directly to Broadridge Financial Solutions and handled in a manner that protects your voting privacy. Your vote will not be disclosed to us EXCEPT:

•                  as needed to permit Broadridge Financial Solutions to tabulate and certify the vote;

•                  as required by law; or

•                  in limited circumstances (which are not applicable to this Annual Meeting) such as a proxy contest in opposition to the Board of Directors.

In addition, all comments written on the proxy card or elsewhere will be forwarded to management, but your identity will be kept confidential unless you consent to your name being disclosed.

How can I attend the Annual Meeting?

All of our stockholders are invited to attend the Annual Meeting. We will not require tickets for admission to the Annual Meeting. However, you may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted to the Annual Meeting. If you hold your shares in street name, you also may be asked to present proof of ownership to be admitted to the Annual Meeting. A brokerage statement or letter from your broker, bank, trust or other nominee are examples of proof of ownership. No cameras, cellular telephones, pagers or personal computing devices will be allowed to be used during the meeting, and all attendees are expected to comply with the rules of conduct for the Annual Meeting, which will be made available to those attending the meeting.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners of shares held in street name. We have retained The Proxy Advisory Group, LLC to assist in the solicitation of proxies for a fee of approximately $13,000 plus associated costs and expenses.

We are soliciting proxies primarily by mail. In addition, proxies may be solicited by telephone or facsimile, or personally by our directors, officers and regular employees. These individuals will receive no compensation (other than their regular salaries or director fees) for these services.

Will any other business be considered at the meeting?

Our by-laws provide that a stockholder may present a proposal at the Annual Meeting that is not included in this proxy statement only if proper written notice was received by us. No stockholder has given the timely notice required by our by-laws in order to present a proposal at the Annual Meeting. Our Board does not intend to present any other matters for a vote at the Annual Meeting.

ITEM 1 — ELECTION OF DIRECTORS

Our Board of Directors currently has ten members. Until 2010, our Board was divided into three classes and the members of each class were elected to serve a three-year term with the term of office for each class ending in consecutive years. At the 2010 Annual Meeting of Stockholders, our stockholders approved an amendment to our Restated Certificate of Incorporation that provided for the phased-in elimination of the classification of our Board and the annual election of our directors. This amendment resulted in the directors at our 2010 Annual Meeting and thereafter being elected to one-year terms, but did not shorten the term of any director elected prior to our 2010 Annual Meeting. All of the current directors’ terms expire as of the Annual Meeting.

Mark A. Cohn, Morris Goldfarb, Anne L. Jones, David A. Levin, Lisa W. Pickrum, William F. Sharpe, III, Paul L. Snyder and Patricia A. Stensrud have been nominated by the Board upon the recommendation of the Governance and Nominating Committee for election to the Board to serve until the 2013 Annual Meeting of Stockholders or until their successors are elected and qualified. David A. Levin, William F. Sharpe, III and Patricia A. Stensrud, who were elected to the Board on May 3, 2012, were each initially recommended as a possible director candidate by a non-management director. Martin Bassett and James J. Fuld, Jr. have each decided not to stand for re-election to the Board. The Board of Directors has determined to decrease the size of the Board to eight directors upon the expiration of Mr. Bassett’s and Mr. Fuld’s terms of office as of the Annual Meeting.

Each of the nominees has agreed to serve as a director if elected. If, for any reason, any nominee becomes unable to serve before the election, the persons named as proxies will vote your shares for a substitute nominee if one is selected by the Board of Directors. Alternatively, the Board of Directors, at its option, may reduce the number of directors that are nominated for election.

Board Recommendation

The Board recommends a vote FOR the election of Mark A. Cohn, Morris Goldfarb, Anne L. Jones, David A. Levin, Lisa W. Pickrum, William F. Sharpe, III, Paul L. Snyder and Patricia A. Stensrud. Proxies will be voted FOR the election of the eight nominees, unless otherwise specified.

Below is biographical information for each of the director nominees.

Director Nominees for Terms Ending in 2013

Mark A. Cohn, 55, has served as one of our directors since October 2006. Mr. Cohn is currently the Chairman and Chief Executive Officer of Third Season, LLC, a company founded as an incubator of micro-consumer marketing companies, a position he has held since founding the company in 2003. During 2010, he was also the Managing Director and Chief Executive Officer of Dorado Ocean Resources Limited, a deep ocean mining company. From 2003 to 2009, he served as Chief Executive Officer of Second Act, an e-commerce company focused on the resale of consumer electronics. Mr. Cohn served as Chairman, President and Chief Executive Officer of Intelefilm Corporation from October 2001 to August 2002. Intelefilm Corporation filed a voluntary petition of relief under Chapter 11 of the U.S. Bankruptcy Code in August 2002. Mr. Cohn was founder and Chief Executive Officer of Damark International, Inc., a consumer catalog company, from its inception in 1986 until February 2001.

Mr. Cohn has significant business expertise, having successfully founded and taken public Damark International, Inc. and having served as its Chief Executive Officer for over 15 years. Over the last quarter century he has gained experience in, among other areas, consumer direct merchandising and marketing including e-commerce, catalog, direct response television and print segments. His experience as a chief executive officer of two publicly held companies and as a board member at a number of public, private and non-profit companies provides him a valuable perspective on many of the issues the Company faces and positions him well to serve as a member of our Board and the Compensation Committee, which he chairs.

Morris Goldfarb, 61, has served as one of our directors since January 2011. He is Chairman of the Board and Chief Executive Officer of G-III Apparel Group, Ltd. (“G-III”), and has served as executive officer and director of G-III and its predecessors since the formation of the company in 1974. G-III is a leading designer, manufacturer and distributor of men’s and women’s apparel, handbags and luggage, with annual sales of approximately $1.2 billion. G-III holds licenses for fashion brands such as Calvin Klein, Andrew Marc, Kenneth Cole, Cole Haan, Guess?, Jones New York, Jessica Simpson and Nine West, and sports licenses with the NFL, NBA, MLB and NHL and more than 100 colleges and universities. G-III also operates retail outlet stores under its Wilsons Leather name and under the Vince Camuto name. Mr. Goldfarb currently serves on the boards of RLJ Acquisition, Inc. and Ante5, Inc., in addition to his role as Chairman of G-III.

Mr. Goldfarb brings to the Board considerable experience and in-depth knowledge of the retail industry and the issues, opportunities and challenges facing the Company, given his more than 25 years as an executive officer of G-III. His extensive operating and business experience managing G-III, combined with his leadership skills and service as a director at a number of public, private and non-profit companies make him particularly well-suited to serve as a member of our Board and the Governance and Nominating Committee.

Anne L. Jones, 66, has served as one of our directors since January 2000. Since 1979, Ms. Jones has served as Chief Executive Officer of Jones Consulting Group, Inc., an organizational and strategic planning consulting firm serving public and private companies. In 2000, Ms. Jones partnered to form BancPlan LLC and developed an internet-based strategic assessment tool assisting the banking industry in the strategic planning process. Ms. Jones served as President and Chief Executive Officer of BancPlan LLC from 2000 to 2005. Prior to that, Ms. Jones served in various sales and product development capacities with IBM Corporation (“IBM”) from 1968 to 1979. Ms. Jones serves as Vice Chair on the Board of the Jones Family Foundation, Red Wing, Minnesota, a position she has held since January 2000.

Ms. Jones has significant business, sales, product development and management experience, which she attained through her various roles and responsibilities at IBM and as Chief Executive Officer of BancPlan, LLC. She is a successful entrepreneur who has founded two private companies and she currently leads her own organizational and strategic planning consulting firm, working with both public and privately held companies ranging in size from $10 million to over $1.0 billion. Ms. Jones’s service as a director at the Company for over ten years, as well as at a variety of non-profit and civic organizations, together with her business background, provides business, governance, organizational and strategic planning expertise to our Board and makes her a valued member of the Compensation Committee and Governance and Nominating Committee, which she chairs.

David A. Levin, 61, has served as one of our directors since May 3, 2012. Mr. Levin is currently the President and Chief Executive Officer of Casual Male Retail Group, Inc. (“CMRG”), the largest specialty retailer of big and tall men’s apparel, a position he has held since April 2000. From 1999 to 2000, he served as the Executive Vice President of eOutlet.com. Mr. Levin was President of Camp Coleman, a division of The Coleman Company, from 1998 to 1999. Prior to that, Mr. Levin was President of Parade of Shoes, a division of J. Baker, Inc., from 1995 to 1997. Mr. Levin was also President of Prestige Fragrance & Cosmetics, a division of Revlon, Inc., from 1991 to 1995. Mr. Levin currently serves on the Board of CMRG.

Mr. Levin has over 30 years of experience in the retail industry, including more than ten years of operational experience as Chief Executive Officer of CMRG, which provides the Board with valuable insight into the marketing, merchandising and operational issues the Company faces. He also provides critical insight into the specialty retail business. Mr. Levin also has public company experience, having been in both an executive and director role at CMRG for more than ten years, which experience positions him well to serve as a member of our Board and the Compensation Committee.

Lisa W. Pickrum, 42, has served as one of our directors since June 2011. Ms. Pickrum has been the Executive Vice President and Chief Operating Officer of The RLJ Companies (“RLJ”), a diversified holding company with portfolio companies in the financial services, asset management, real estate, hospitality, professional sports, film production, and gaming industries, since 2004. In her role at RLJ, Ms. Pickrum has closed $40 million in automotive dealership acquisitions, served as the primary RLJ fundraiser for a $610 million money management fund and managed a hotel development project in West Africa. Prior to joining The RLJ Companies, Ms. Pickrum was a Principal at Katalyst Venture Partners, a private equity firm that invested in start-up technology companies in the media and communications industries, from 1999 to 2003. From 1998 to 1999, Ms. Pickrum worked as a senior consultant for Accenture, a global management consulting, technology services and outsourcing company, in the company’s communications and technology strategic services practice. From 1994 to 1996, Ms. Pickrum was an attorney with the Federal Communications Commission, where she worked in the commercial wireless division, spectrum auction and allocations, and PCS and cellular. Ms. Pickrum currently serves on the Board of DeVry, Inc.

Ms. Pickrum brings extensive experience to the Board as a senior business executive in private equity, operations and strategy and financial analysis, including mergers and acquisitions. Her previous experience in a legal capacity with a federal regulatory agency gives her valuable perspective on the issues that come before the Board, including business, legal, strategic, financial and regulatory matters. In addition, her business background and experience as a board and committee member at both public and private companies provides her with valuable insight on a number of issues facing the Company and positions her well to serve as a member of our Board and the Audit Committee, which she chairs. Ms. Pickrum meets the definition of an “audit committee financial expert” as established by the SEC.

William F. Sharpe, III, 49, has served as one of our directors since May 3, 2012. Since September 2009, Mr. Sharpe has served as a Partner and Managing Director of Quetico Partners, LLC, a boutique investment banking firm. From July 2007 to August 2009, he was Chief Operating Officer and a Managing Director of Lazard Middle Market, a subsidiary of Lazard, Ltd. which provides advice on mergers and acquisitions, restructuring, and public and private capital raising to the middle market, following the acquisition by Lazard, Freres & Company of Goldsmith Agio Helms & Lynner, LLC (“Goldsmith-Agio”). He was with Goldsmith-Agio, a private investment banking firm, from February 1998 to July 2007, most recently serving as Chief Operating Officer and Managing Director from 2002 to July 2007.

Mr. Sharpe brings considerable business, investment banking and corporate experience to our Board, having served as an investment banker to both public and private companies in multiple industries for almost 15 years. In addition to his work experience, Mr. Sharpe also has a strong financial and educational background. He currently is a Board member of Adolfson & Peterson, Inc. (“A&P”), a privately held general contractor offering construction management services. In his capacity as an A&P Board member, he currently serves as the Chair of its Audit Committee and as a member of its Compensation Committee. His broad investment banking, corporate and financial background positions him well to serve as a member of our Board and the Audit and Compensation Committees. Mr. Sharpe meets the definition of an “audit committee financial expert” as established by the SEC.

Paul L. Snyder, 63, has served as one of our directors since May 2010 and was elected as the Non-Executive Chair of our Board effective January 6, 2012. Mr. Snyder retired in 2009 after 39 years with KPMG, a global accounting firm, most recently serving as KPMG’s Midwest Area Managing Partner in Chicago, Illinois from 2002 to 2009. He is also a past member of KPMG’s United States Board of Directors, as well as KPMG’s Americas Board of Directors.

Mr. Snyder brings to the Board extensive experience dealing with and overseeing the implementation of accounting principles and financial reporting rules and regulations. With his extensive business and management experience for 28 years as an audit partner at KPMG serving numerous public companies in various business sectors, Mr. Snyder provides relevant expertise on accounting, investment and financial matters. Mr. Snyder meets the definition of an “audit committee financial expert” as established by the SEC. His accounting and management experience make him a valued addition to our Board and Audit Committee and an effective Non-Executive Chair.

Patricia A. Stensrud, 64, has served as one of our directors since May 3, 2012. Since May 2011, Ms. Stensrud has served as President of A&H Manufacturing, a worldwide package design and manufacturing company with operations in the United States, China and the United Kingdom. From January 2006 to April 2011, she served as the founder and managing partner of Hudson Rivers Partners, LLC, a company focused on private real estate investment and advisory due diligence for various merger and acquisition initiatives. In November 2010, Ms. Stensrud co-founded The SilkRoute Partnership (“SilkRoute”), a consulting and advisory firm providing strategic branding development expertise in the People’s Republic of China. Ms. Stensrud served as President of the Women’s Sportswear Division of Tommy Hilfiger USA in 2005 and as the Chief Executive Officer of the Victoria + Co Division of the Jones Apparel Group from 1991 to 2002. Ms. Stensrud currently serves on the Board of Crown Crafts, Inc.

Ms. Stensrud brings considerable women’s apparel and fashion accessories experience to our Board, having served as President of the Women’s Sportswear Division of Tommy Hilfiger USA and Chief Executive Officer of the Victoria + Co division of Jones Apparel Group. In addition, she has considerable business and management experience, having also held marketing and sales leadership positions at Avon, IBM and Hambrecht Terrell International, a retail architectural firm. She has gained extensive strategic advisory experience in her roles at SilkRoute and Hudson River Partners and as a senior advisor to the Avalon Group, Ltd., an investment banking firm. Her extensive and broad experience, including her service on the boards of public, private and non-profit companies, provide her with valuable insight on a number of issues facing the Company and position her well to serve as a member of our Board and the Audit Committee.

INFORMATION REGARDING THE BOARD AND CORPORATE GOVERNANCE

The Board conducts its business through meetings and written consents of the Board and the following standing committees: Audit, Compensation, and Governance and Nominating. Each of the standing committees has adopted and operates under a written charter, all of which are available on our website at www.christopherandbanks.com—select the “Investor Relations” link and then the “Corporate Governance” link. Other corporate governance documents available on our website include our Corporate Governance Guidelines and Code of Conduct.

Code of Conduct

We have adopted a Code of Conduct applicable to all of our employees, directors and officers, including our principal executive officer, principal financial officer, principal accounting officer, controller and other employees performing similar functions.

Director Independence

Our Corporate Governance Guidelines provide that a majority of our directors shall meet the independence requirements of the NYSE. Under the NYSE rules, no director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with us (directly, or as a partner, stockholder or officer of an organization that has a relationship with us).

In assessing the independence of our directors, the Board carefully considers all of the business relationships between the Company and our directors and their respective affiliated companies. This review is based primarily on the Company’s review of its own records and on responses of the directors to questions in a questionnaire regarding employment, business, familial, compensation and other relationships with the Company and our management. Where relationships exist, the Board determines whether the relationship between the Company and the directors or the directors’ affiliated companies impairs the directors’ independence.

In January 2012, the Board changed our fiscal year to end on that Saturday in January or February which falls closest to the last day of January instead of that Saturday in February or March which falls closest to the last day of February. As a result of this change, the information disclosed in this proxy statement for the most recently completed reporting period covers the eleven-month (48-week) transition period ended on January 28, 2012 (the

“Transition Period”). For the Transition Period, the Board reviewed the transactions between the Company and G-III, where Morris Goldfarb is Chairman of the Board and Chief Executive Officer, and its related entities. These transactions consisted of a series of transactions related to purchases of goods by or through G-III and its related entities and the provision of inspection services by a G-III subsidiary. The Board determined that such transactions were made or established in the ordinary course of business and that Mr. Goldfarb had no direct or indirect material interest in the transactions. In addition, the dollar amounts involved in the transactions with G-III were below the thresholds set by the NYSE for director independence.

After consideration of the directors’ relationships with the Company, the Board has affirmatively determined, in accordance with the standards set forth in the Corporate Governance Guidelines, that none of the individuals serving as non-employee directors during the Transition Period or the non-employee directors being nominated for election at the Annual Meeting has a material relationship with us and that each such non-employee director (including Martin L. Bassett, Mark A. Cohn, Robert Ezrilov, James J. Fuld, Jr., Morris Goldfarb, Anne L. Jones, David A. Levin, Lisa W. Pickrum, William F. Sharpe, III, Paul L. Snyder and Patricia A. Stensrud) is independent.

Mr. Larry C. Barenbaum was not considered an independent director during his service on the Board during the Transition Period because of his employment as our President and Chief Executive Officer.

Board Leadership Structure

The Board believes it is important to maintain flexibility in its board leadership structure and, therefore, has not mandated either the combination or separation of the positions of Chair of the Board and CEO. In 2005, we separated the two positions after the departure of our then CEO and Chairman. Since that time, we have had a non-employee, independent director serve as Chair of the Board, other than from October 19, 2010 to January 10, 2011 when Mr. Barenbaum was both Chair and Interim CEO. During this same period, Anne Jones served as our Lead Director. Given the demanding nature of both of the Chair and CEO positions, the Board believed, and continues to believe, that it is appropriate to have two different persons occupying each role. Our independent director Chair has the typical responsibilities of a Board chair, including responsibility for setting Board agendas, chairing Board and stockholder meetings, liaising between the other members of the Board and members of senior management (including our CEO), and presiding over the sessions of Board meetings at which only the independent directors are present. Paul L. Snyder, one of our independent directors, has served as Chair of our Board since January 2012. Mr. Barenbaum had been the Board Chair prior to his being named President and Chief Executive Officer in January 2011 and Mr. Fuld served as Board Chair from January 2011 to January 2012.

If in the future the two roles were to be combined, the Board believes it would likely appoint a lead independent director, given its view of the importance of strong independent leadership at the Board level.

Meetings of the Independent Directors

At both the Board and committee levels, our non-employee directors meet regularly in executive sessions in which our Chief Executive Officer and other members of management do not participate. Mr. Snyder, our Chair, serves as the presiding director of executive sessions of the Board, and the Chair of each committee serves as the presiding director at executive sessions of that committee. During the Transition Period, our non-employee directors met in executive sessions of the Board without management on six occasions.

Stock Ownership Guidelines

The Board has established stock ownership guidelines for non-employee directors. Each director is expected to achieve and maintain stock ownership of 10,000 shares by the fourth anniversary of the date he or she joined our Board. As of May 2, 2012, all of the directors who have served four or more years on the Board met this stock ownership guideline.

Term/Age Limits

The Board does not believe it is advisable to establish arbitrary term limits on directors’ services. The Board has a mandatory retirement age under which the director must complete his or her term before age 73. As part of its responsibilities, the Governance and Nominating Committee evaluates each incumbent director’s qualifications, performance and ability to continue to contribute productively before recommending the nomination of that director for an additional term.

Limitation on Board Service

Our Corporate Governance Guidelines provide that no member of the Board shall simultaneously serve on the boards of directors of more than three public companies in addition to ours. A Company director is to notify the Chair of the Board prior to becoming a director of another public company, in order to avoid potential conflicts of interest and to address whether the aggregate number of directorships held by such director would interfere with his or her ability to carry out his or her responsibilities as one of our directors. In the event that the Board determines that the additional directorship constitutes a conflict of interest or interferes with such director’s ability to carry out his or her responsibilities as one of our directors, such director, upon the request of the Board, shall either offer his or her resignation or not accept the other directorship.

Board Involvement in Risk Oversight

The Company’s management is responsible for defining the various risks facing the Company, formulating risk management policies and procedures, and managing the Company’s risk exposures on a day-to-day basis. The Board’s responsibility is to monitor the Company’s risk management processes concerning the Company’s material risks and evaluating whether management has reasonable controls in place to address these material risks; the Board is not responsible, however, for defining or managing the Company’s various risks.

While the Board periodically reviews and discusses the overall risks the Company faces, as well as risk management and mitigation in the context of specific plans or projects being proposed or implemented, the Board also exercises its overall responsibility for risk oversight through its committees. The Audit Committee of the Board is primarily responsible for overseeing management’s processes for managing financial and operational risk in the Company. The Audit Committee also has primary responsibility at the Board level with respect to overseeing the management of risks relating to the reliability of our financial reporting processes and system of internal control. In connection with that responsibility, the Audit Committee has sole authority to retain and terminate the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. The Audit Committee meets with management and the independent auditor to review and discuss the annual audited and quarterly unaudited financial statements and reviews the integrity of our accounting and financial reporting processes and audits of our financial statements.

Similarly, the Compensation Committee of the Board oversees risks associated with its areas of responsibility, including the risks associated with our compensation programs, policies and practices with respect to both executive compensation and compensation generally. The Governance and Nominating Committee of the Board oversees risks associated with its areas of responsibility, including the risks associated with non-employee director compensation. In addition, the Governance and Nominating Committee periodically analyzes corporate governance practices in order to assist the Board in its risk oversight activities.

To keep the Board informed regarding the Company’s risk management efforts, management periodically reports to the Audit Committee, as well as to the Board, on risk management and mitigation activities. In addition, at each regular Board meeting, the Chair of each Board committee reports to the full Board regarding the matters discussed at committee meetings held since the prior committee report to the Board.

We believe that the Board’s role in risk oversight of the Company is consistent with the Company’s leadership structure, with the Chief Executive Officer and other members of management having responsibility for assessing and managing the Company’s risk exposure, and the Board, through the leadership of our independent Chair, and its committees providing oversight in connection with those efforts.

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MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

All of our directors, and in particular the director nominees, are encouraged to attend the annual meetings of our stockholders. Seven of our eight then current directors attended the 2011 Annual Meeting of Stockholders.

The Board of Directors held eight meetings during the Transition Period. Each director holding office during the Transition Period attended 90% of the aggregate number of the meetings of the Board (held during the period for which he or she had been a director) and meetings of the committees on which he or she served (held during the period for which he or she served).

Our Board has three committees: Audit, Compensation, and Governance and Nominating. As of May 11, 2012, the members and Chairs of those committees were:

Independent Directors	Audit	Compensation	Governance and Nominating

Martin L. Bassett	X	X
Mark A. Cohn		Chair	X
James J. Fuld, Jr.			X
Morris Goldfarb			X
Anne L. Jones		X	Chair
David A. Levin		X
Lisa W. Pickrum	Chair
William F. Sharpe, III	X	X
Paul L. Snyder	X		X
Patricia A. Stensrud	X

The Audit Committee

All Audit Committee members are “independent” under applicable NYSE listing standards and SEC rules and regulations. Our Board of Directors has determined that four members of the Audit Committee, Mr. Bassett, Ms. Pickrum, Mr. Sharpe and Mr. Snyder, meet the definition of an “audit committee financial expert” as established by the SEC. The Audit Committee provides assistance to the Board in fulfilling its oversight responsibilities relating to the quality and integrity of the financial reports of the Company. The Audit Committee has the sole authority to appoint, review and discharge our independent accountants, and has established procedures for the receipt, retention, response to and treatment of complaints regarding accounting, internal controls and audit matters. In addition, the Audit Committee is responsible for:

•                  reviewing the scope, results, timing and costs of the audit with our independent accountants and reviewing the results of the annual audit examination and any accompanying management letters;

•                  assessing the independence of the outside accountants on an annual basis, including receipt and review of a written report from the independent accountants regarding their independence consistent with the Independence Standards Board Standards;

•                  reviewing and approving the services provided by the independent accountants;

•                  overseeing the internal audit function; and

•                  reviewing our significant accounting policies, financial results and earnings releases, and the adequacy of our internal controls and procedures.

The responsibilities of the Audit Committee are more fully described in the Committee’s charter.

The Audit Committee held 12 meetings during the Transition Period. The Audit Committee has engaged KPMG LLP as our independent accountants for the fiscal year ending February 2, 2013 and is recommending that our stockholders ratify this selection at the Annual Meeting. The report of the Audit Committee is found on page 44 of this proxy statement.

The Compensation Committee

All Compensation Committee members are “independent” under applicable NYSE listing standards. The Compensation Committee assists the Board in fulfilling its oversight responsibilities relating to executive compensation, employee compensation and benefit programs and plans, and leadership development and succession planning. In addition, the Compensation Committee is responsible for:

•                  reviewing the performance of our Chief Executive Officer;

•                  determining the compensation and benefits for our Chief Executive Officer and other executive officers;

•                  establishing our compensation policies and practices;

•                  administering our incentive compensation and stock plans, other than the Second Amended and Restated 2006 Equity Incentive Plan for Non-Employee Directors (which is administered by the Governance and Nominating Committee); and

•                  evaluating our benefit plans.

The Compensation Committee has delegated authority to the Vice President, Human Resources to make awards to newly hired or promoted employees with respect to participation in the current fiscal year’s incentive program pursuant to guidelines (based on the level of position) approved by the Compensation Committee with respect to both the amount and type of awards such newly hired or promoted employees may be eligible to receive. This delegation expressly excludes the ability to make awards to the Chief Executive Officer and any of his direct management reports. It is also subject to an overall aggregate limit of 200,000 shares.

The Compensation Committee has delegated authority to our Vice President, Human Resources in conjunction with our President and Chief Executive Officer, to allocate equity awards to employees other than our executive officers in connection with recruiting, retention and significant promotions that occur from time-to-time. This delegation permits these executive officers to determine the recipient of the award, as well as the type and amount of the award, subject to a limitation of 20,000 stock options and 10,000 shares of restricted stock during any consecutive 12 month period to any one individual and an overall aggregate limit of 200,000 shares.

The Compensation Committee reviews and discusses with management the disclosures regarding executive compensation to be included in our annual proxy statement, and recommends to the Board inclusion of the “Compensation Discussion and Analysis” in our annual proxy statement. The responsibilities of the Compensation Committee are more fully described in the Committee’s charter. For more information regarding the Compensation Committee’s process in setting compensation and the role played by our Chief Executive Officer in compensation decisions, please see “Compensation Discussion and Analysis” below.

The Compensation Committee held seven meetings during the Transition Period. The “Compensation Committee Report” is found on page 32 of this proxy statement.

The Governance and Nominating Committee

All members of the Governance and Nominating Committee are “independent” under applicable NYSE listing standards. The Governance and Nominating Committee serves in an advisory capacity to the Board on matters of organization and the conduct of Board activities. The Governance and Nominating Committee is responsible for:

•                  identifying and recommending candidates for service on the Board;

•                  reviewing and revising our Corporate Governance Guidelines;

•                  leading the Board in its annual review of the performance of the Board and the Board’s committees;

•                  recommending members and the Chair for each Board committee;

•                  periodically reviewing and making recommendations to the Board as to the size and composition of the Board and the criteria for selecting director nominees;

•                  periodically reviewing and making recommendations to the Board as to the cash and equity compensation of non-employee directors; and

•                  periodically reviewing our Code of Conduct with our General Counsel to recommend any appropriate changes to the Board.

The responsibilities of the Governance and Nominating Committee are more fully described in the Committee’s charter.

The Governance and Nominating Committee will consider Board nominees recommended by stockholders that are submitted in accordance with the process described below under the caption “Procedures for Recommending, Nominating and Evaluating Director Candidates”.

The Governance and Nominating Committee held four meetings during the Transition Period.

Procedures for Contacting the Board

The Board has established a process for stockholders and other interested parties to send written communications to the Board, the non-management directors, a particular committee or to individual directors, as applicable. Such communications should be sent by U.S. mail addressed to:

Christopher & Banks Board of Directors
c/o Christopher & Banks Corporation
Attention: Corporate Secretary
2400 Xenium Lane North
Plymouth, MN 55441

The Board has instructed the Corporate Secretary to promptly forward all communications so received to the full Board, the non-management directors, or the individual Board members specifically addressed in the communication. Comments or questions regarding our accounting, internal controls or auditing matters will be referred to the Audit Committee. Comments or questions regarding our compensation and benefit programs will be referred to the Compensation Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to the Governance and Nominating Committee.

Depending on the subject matter, the Company’s Corporate Secretary will:

•                  forward the communication to the director or directors to whom it is addressed;

•                  attempt to handle the inquiry directly, for example, where it is a request for information about our Company or if it is a stock-related matter; or

•                  not forward the communication if it is primarily commercial in nature or if it relates to a topic that is not relevant to the Board or a particular committee or is otherwise improper.

Procedures for Recommending, Nominating and Evaluating Director Candidates

Recommending Director Candidates for Nomination by the Board

The Governance and Nominating Committee will consider director candidates recommended by stockholders. A stockholder who wishes to recommend a director candidate for nomination by the Board at an annual meeting of stockholders or for vacancies of the Board that arise between annual meetings must provide the Governance and Nominating Committee with sufficient written documentation to permit a determination by the Board whether such candidate meets the required and desired director selection criteria set forth in our by-laws and our Corporate

Governance Guidelines described below. Such documentation and the name of the director candidate should be sent by U.S. mail to:

Christopher & Banks Board of Directors
c/o Christopher & Banks Corporation
Attention: Corporate Secretary
2400 Xenium Lane North
Plymouth, MN 55441

Nominating Director Candidates

Under our by-laws, only persons nominated in accordance with the procedures set forth in the by-laws will be eligible to serve as directors. In order to nominate a candidate for service as a director, you must be a stockholder at the time you give the Board notice of your nomination, and you must be entitled to vote for the election of directors at the annual meeting at which your nominee will be considered. In accordance with our by-laws, stockholder director nominations must be made pursuant to notice delivered to or mailed and received at our principal executive offices at the address above, not later than the 90th day, nor earlier than the 120th day, prior to the first anniversary of the prior year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 30 days from such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made. Your notice must set forth all information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors, or as otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). The notice must contain (1) the name and address of the stockholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made and (2) the class and number of shares owned by the stockholder and such beneficial owner.

Evaluating Director Candidates

Our Corporate Governance Guidelines require the Governance and Nominating Committee to consider several factors when evaluating the appropriate characteristics of candidates for service as a director. The Governance and Nominating Committee initially evaluates a prospective nominee based on his or her resume and other background information that has been provided to the Governance and Nominating Committee. At a minimum, director candidates must demonstrate high standards of ethics, integrity, independence, sound judgment, strength of character and meaningful experience and skills in business or other appropriate endeavors. In addition to these minimum qualifications, the Governance and Nominating Committee considers other factors it deems appropriate based on the current needs and desires of the Board, including specific business and professional experience that is relevant to the Board’s needs including, but not limited to, Board diversity. A member of the Governance and Nominating Committee will contact, for further review, those candidates who the Governance and Nominating Committee believes are qualified, who may fulfill a specific Board need and who would otherwise best make a contribution to the Board. The Governance and Nominating Committee is responsible for conducting, with the assistance of the Corporate Secretary, subject to applicable law, any inquiries into the background and qualifications of the candidate. Based on the information the Governance and Nominating Committee learns during this process, it determines which nominee(s) to recommend to the Board to submit for election. The Governance and Nominating Committee uses a comparable process for evaluating all director candidates, regardless of the source of the recommendation.

The Governance and Nominating Committee is authorized to use, as it deems appropriate or necessary, an outside consultant to identify and screen potential director candidates. No outside consultants were used in the Transition Period to identify or screen potential director candidates. The Governance and Nominating Committee will reassess the qualifications of a current director, including the director’s attendance and contributions at Board and committee meetings, prior to recommending a director for reelection.

Compensation Program for Non-Employee Directors

The Governance and Nominating Committee is responsible for reviewing director compensation and making recommendations to the Board. The recommendations of the Governance and Nominating Committee are based on industry and peer group data, independent third party comparisons of director compensation and the Company’s past practices. Based on the Governance and Nominating Committee’s recommendations, our Board determines the compensation of our directors on an annual basis. Directors who are our employees do not receive compensation for their service as directors. No outside consultants were used in setting director compensation for the Transition Period.

For the Transition Period (an 11-month period), non-employee directors received a cash retainer of $44,000 for service on our Board, reflecting the prorated amount of the $48,000 annual retainer fee. In conjunction with his appointment as Non-Executive Chair of the Board in January 2011 and in lieu of a cash retainer for services as Chair, Mr. Fuld was granted an option to purchase 100,000 shares of our Common Stock at an exercise price of $5.94, which would vest in 25,000 share increments on the 6th, 12th, 18th and 24th month anniversaries of the date of grant, assuming that Mr. Fuld was still serving as the Non-Executive Chair of the Board on each such date. As Mr. Fuld resigned as Board Chair on January 6, 2012, only 25,000 options vested. In connection with Mr. Fuld’s resignation as Chair, the Board appointed Paul Snyder as Chair of the Board. For his service as Chair, Mr. Snyder receives an additional $5,000 per month, which is paid quarterly in arrears.

The Chairs of the Audit, Compensation, and Governance and Nominating Committees each received a retainer for the Transition Period of $11,000, $8,250 and $5,500, respectively. For the Transition Period, the other members of the Audit Committee received an additional retainer of $5,500, the other members of the Compensation Committee received an additional retainer of $4,125, and the other members of the Governance and Nominating Committee received an additional retainer of $2,750, all of which were paid quarterly in arrears.

In October 2008, the Board adopted the Christopher & Banks Corporation Non-Employee Director Deferred Stock Plan (the “Deferred Stock Plan”), which provides an opportunity for non-employee members of the Board to voluntarily defer receipt of shares of our Common Stock granted by the Company in connection with the performance of their services as a director in return for the right to receive such shares at a later date (such right considered a “stock unit”). When a director elects to defer shares and receives a stock unit reflecting such deferral and a cash dividend is subsequently paid on our shares of Common Stock, a cash payment that would have been payable on the number of shares equal to the number of stock units credited to that director’s account is paid to such director on or about the dividend payment date.

In addition to the cash retainer, we also grant equity awards to our non-employee directors in order to further align their interests with those of our stockholders. Effective July 28, 2011, each non-employee director received shares of restricted stock or stock units approximating $70,000 in value based on the closing price of our stock on that date. The shares of restricted stock vested immediately. The stock units are credited to the director’s account per the terms of the Deferred Stock Plan discussed above. On July 29, 2009, we granted each director an option to purchase 36,000 shares of our Common Stock with an exercise price of $6.98 per share. The options vest as to one-third of the shares on January 29, 2010, January 29, 2011 and January 29, 2012. The number of options awarded in fiscal 2010 to our non-employee directors was larger and such options vest over a longer period of time than awards in prior years to reflect the Board’s expectation that no additional stock options would be granted to non-employee directors (other than any new director(s)) over the next several years. No additional stock options were granted in the Transition Period to the directors who received the July 29, 2009 award, and the directors who joined the Board in 2010 and 2011 received a pro-rata award of stock options.

In conjunction with her joining the Board on June 1, 2011, Ms. Pickrum received a grant of 1,994 shares of restricted stock, which vested immediately but were restricted from sale for six months, and an option to purchase 14,000 shares of our Common Stock at an exercise price of $5.85 per share. The option vests as to one-third of the shares on each of December 1, 2011, December 1, 2012 and December 1, 2013.

The equity awards granted to non-employee directors during the Transition Period were granted pursuant to the Second Amended and Restated 2006 Equity Incentive Plan for Non-Employee Directors (the “2006 Directors Plan”), which permits stock options, restricted stock awards, restricted stock unit awards, performance share awards, performance unit awards and stock appreciation rights. The 2006 Directors Plan is administered by the Governance and Nominating Committee. The Governance and Nominating Committee has broad powers to: (i) establish rules for the administration of the 2006 Directors Plan; (ii) select the participants in the 2006 Directors Plan; (iii) determine the types of awards to be granted and the number of shares covered by such awards; and (iv) set the terms and conditions of such awards.

Non-Employee Director Compensation for the Transition Period

The following table sets forth the cash and non-cash compensation awarded to or earned by each person who served as a non-employee director during the Transition Period.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (3)		Option Awards ($) (4) (5)	All Other Compensation ($)		Total ($)

Martin L. Bassett	54,000	70,000	(6)	—	2,397	(7)	126,397
Mark A. Cohn	55,635	70,000		—	—		125,635
Robert Ezrilov	26,042	—		—	1,143	(7)	27,185
James J. Fuld, Jr.	48,369	70,000		—	1,714	(7)	120,083
Morris Goldfarb	47,327	70,000		—	—		117,327
Anne L. Jones	53,583	70,000		—	—		123,583
Lisa W. Pickrum	35,692	81,664		36,992	—		154,348
Paul L. Snyder	60,067	70,000			—		130,067

(1)                      The amounts consist of cash fees paid to the non-employee directors as described in “Compensation Program for Non-Employee Directors” above.

(2)                      On July 27, 2011, each non-employee director received 11,382 shares of restricted stock or stock units with a grant date fair value of $70,000. In addition, on June 1, 2011 Ms. Pickrum received 1,994 shares of restricted stock with a fair value of $11,664. The amounts in this column represent the grant date fair values of the restricted stock and stock unit awards made in the Transition Period calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Share-Based Payment” (“ASC 718”), based on the closing share price of our Common Stock on the date of grant: $6.15 (July 27, 2011) and $5.85 (June 1, 2011). Additional information related to the calculation of the grant date fair values is set forth in Note 10 of the Notes to the Consolidated Financial Statements included in our Transition Report on Form 10-K for the period ended January 28, 2012 (the “Transition Report”).

(3)                      None of our non-employee directors held any shares of restricted stock on January 28, 2012. The number of stock units held by the non-employee directors on January 28, 2012 was as follows:  Mr. Bassett (20,905) and Mr. Fuld (9,523).

(4)                      On June 1, 2011, Ms. Pickrum received an option to purchase 14,000 shares of our Common Stock at an exercise price of $5.85. The amount in this column represents the grant date fair value of such option award made during the Transition Period. In accordance with ASC 718, the grant date fair value for the award has been determined using the Black-Scholes method and was based on the assumptions provided in Note 10 of the Notes to the Consolidated Financial Statements included in the Transition Report.

(5)                     The number of stock options held by the non-employee directors on January 28, 2012 was as follows:  Mr. Bassett (50,000), Mr. Cohn (70,000), Mr. Fuld (91,000), Mr. Goldfarb (19,000), Ms. Jones (66,000), Ms. Pickrum (14,000) and Mr. Snyder (27,000).

(6)                      Pursuant to the Deferred Stock Plan, Mr. Bassett elected to defer receipt of the 11,382 shares of restricted stock until after his service on the Board ends. Consequently, the dollar value in this column of the shares of restricted stock was awarded as fully credited stock units pursuant to the Deferred Stock Plan, and shares equal to the number of stock units will be distributed to Mr. Bassett after his Board service terminates.

(7)                      The amount represents the dividend equivalent payments received by the director in the Transition Period with respect to the stock units credited on the dividend record date to that director’s account in the Deferred Stock Plan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We have structured the “Compensation Discussion and Analysis” (the “CD&A”) in two sections. The first part, entitled “Executive Summary of Compensation Program for the Transition Period”, summarizes the Company’s financial results for the Transition Period and describes the decisions made by the Compensation Committee (the “Committee”) of our Board with respect to executive compensation for the Transition Period and certain elements of our fiscal 2012 compensation program. The second part of the CD&A, entitled “Compensation Program Framework”, discusses in greater detail the principal elements of our compensation philosophy and practices, and the composition of executive compensation for the Transition Period.

In January 2012, the Board changed our fiscal year to end on that Saturday in January or February which falls closest to the last day of January instead of that Saturday in February or March which fell closest to the last day of February. As a result of this change, the compensation disclosed in this proxy statement for the most recently completed fiscal period covers the compensation paid to the Named Executive Officers (as defined below) during the 11-month (48-week) transition period ended on January 28, 2012 (the “Transition Period”). When compensation for the Transition Period is compared in this proxy statement to compensation paid in fiscal 2011, it is important to note that we are comparing compensation for an 11-month period to compensation for a 12-month period.

I. Executive Summary of Compensation Program for the Transition Period

During the past year and a half, we have experienced several changes in our management team.  In January 2011, Larry Barenbaum was named President and Chief Executive Officer, having served as Interim President and Interim Chief Executive Officer since October 2010. In December 2011, Joel Waller joined the Company and took over the role of President. Mr. Barenbaum resigned as Chief Executive Officer in February 2012, and Mr. Waller began serving as the Company’s Chief Executive Officer following Mr. Barenbaum’s resignation. In February 2011, Michael Lyftogt was named Senior Vice President, Chief Financial Officer, having served as Interim Chief Financial Officer since July 2010. Julie Rouse ceased serving as the Company’s Senior Vice President, General Merchandise Manager in February 2012. In April 2012, Mr. Lyftogt resigned as Senior Vice President, Chief Financial Officer and returned to his prior position as the Company’s Chief Accounting Officer. Peter Michielutti began serving as the Company’s Senior Vice President, Chief Financial Officer following Mr. Lyftogt’s resignation.

This CD&A describes the compensation awarded to each of the executive officers listed in the “Summary Compensation Table” in this proxy statement (the “Named Executive Officers”). The Named Executive Officers for the Transition Period include the following current and former executive officers:

Current Executive Officers	Former Executive Officers

Joel N. Waller, Chief Executive Officer and President	Larry C. Barenbaum, Former Chief Executive Officer and President

Michael J. Lyftogt, Chief Accounting Officer Former Senior Vice President, Chief Financial Officer	Julie N. Rouse, Former Senior Vice President, General Merchandise Manager

Monica L. Dahl, Senior Vice President, Multi-Channel Marketing, Investor Relations and Business Strategy

Summary of Transition Period Results.  During the Transition Period, the Company continued to face challenging business conditions. Consumers continued to be focused on value and price, which directly impacted our sales, gross margins and earnings. In general, our merchandise assortment did not resonate with our customers, which led to significant markdowns, lower gross margins and a considerable loss for the year. Because the Company’s financial performance in the Transition Period was well below expectations, the Company did not achieve the earnings goals set under the annual incentive program relating to the Company’s performance during the Transition Period. Therefore, there was no payment to the Named Executive Officers under the Company’s annual incentive plan and all of the restricted stock rights granted during the Transition Period and based on the Transition Period’s financial performance were forfeited.

Transition Period Compensation Actions and Results.  The Committee’s compensation decisions for the Transition Period were intended to motivate, reward and retain senior executives on a pay for performance basis, utilizing short-term and longer-term performance objectives, in an effort to achieve the Company’s business goals in a challenging retail environment. In addition, the Transition Period compensation programs reflected the Committee’s efforts to align our executive officers’ interests with the interests of our stockholders. The following highlights the Committee’s key compensation decisions relating to the Transition Period and certain elements of its compensation program. These decisions are discussed in greater detail elsewhere in the CD&A.

•                  Management Changes.  As discussed above, there were several changes in management during the Transition Period. The compensation arrangements approved by the Committee in connection with the appointment of Mr. Barenbaum as full-time President and Chief Executive Officer, Mr. Waller as President and, subsequently, as Chief Executive Officer and Mr. Lyftogt as full-time Chief Financial Officer are described below under “Agreements with the Named Executive Officers”.

•                  Base Salaries.  In February 2011, the Committee conducted its annual review of executive salaries. As part of that review, Mr. Barenbaum did not receive any increase in salary. As described below, the other Named Executive Officers received merit increases ranging from 2.5% to 3.6% for the Transition Period, and Michael Lyftogt received a 25% increase in salary in connection with his promotion to Chief Financial Officer. In light of the Company’s performance during the Transition Period, none of the Named Executive Officers received a merit increase in connection with the Committee’s review of annual base salaries in February 2012.

•                  Annual Incentive Program.  The annual incentive program for the Transition Period was similar to the fiscal 2011 program in that it was designed to ensure that a significant portion of any earnings by the Company be retained for the benefit of the stockholders. The Transition Period design consisted of a bonus pool funded by a percentage of the Company’s pre-bonus operating income if the Company achieved performance of at least 85% (threshold) of the operating income goal. This non-GAAP measure is explained on page 28. The operating income goal (target) represented the pre-bonus operating income as reflected in the budget approved by the Board. For the Transition Period, the entry point, or threshold, was raised to 85% of target, as compared to 80% of target under the prior year’s design.

Between threshold and target, 12.5% of the operating income achieved would be contributed to the bonus pool, and the percentage of contributions would increase at various incremental performance levels up to a maximum of 25%. The funding of the bonus pool was capped at 200% of target. In addition, the Named Executive Officers were issued restricted stock rights reflecting their eligibility for a restricted stock award if pre-bonus operating income was at or above 110% of target. The value of the potential equity awards ranged from 5% to 15% of the Named Executive Officer’s base salary for the Transition Period, depending on the extent to which the Company’s actual performance exceeded 110% of target. Mr. Waller was not a participant in the annual incentive program because he did not join the Company until December 2011.

The emphasis on operating income as the sole financial performance target for the Transition Period reflected the Committee’s response to the current business environment. The result of these decisions was that at target performance, the incentive potential for the Named Executive Officers for the Transition Period was well below that of the target annual incentive opportunities at similarly sized retail companies.

No annual cash or equity incentives were earned by our Named Executive Officers under the annual incentive program for the Transition Period because the Company did not meet the threshold financial performance goal. The Committee also did not grant any discretionary bonuses for the Transition Period.

•                  Long-Term Incentive Program.  The Committee continued its practice of awarding stock options, time-based restricted stock and performance-based restricted stock to the Named Executive Officers as part of its long-term compensation program. The aggregate value of the equity awards for the Transition Period as measured by the Committee at the time of grant was, in general, less than the value of the equity awards granted to those Named Executive Officers who received equity awards for fiscal 2011. Mr. Barenbaum did not participate in the long-term incentive program for the Transition Period given the employee inducement non-qualified stock option award he received in January 2011 in connection with being named President and Chief Executive Officer. Mr. Waller also did not participate given that he did not join the Company until December 2011; however, he did receive equity awards in connection with joining the Company. The Committee continued to emphasize its pay for performance philosophy through its equity awards. For each of the Named Executive Officers who participated in the program (Mr. Lyftogt, Ms. Dahl and Ms. Rouse), the performance-based equity awards (stock options and performance-based restricted stock) granted in the Transition Period represented 75% of each officer’s total equity award value.

In order to vest, the performance-based restricted stock awards require achievement of two performance measures, operating margin percent achieved and EBIT margin relative to selected peer companies, in each case measured over the Transition Period and the current fiscal year. These non-GAAP measures are explained on page 29. Both absolute and comparative performance measures were selected to emphasize and reward substantial improvement in the Company’s operating margins, while also rewarding improved performance relative to a select group of peer companies. A two-year performance period was selected to emphasize a longer term focus with respect to performance-based restricted stock while recognizing the challenges in developing long-term financial performance metrics given the Company’s financial performance the past several years.

The performance-based restricted stock awards granted to the Named Executive Officers in fiscal 2011 that would have partially vested in the Transition Period based on the achievement of an operating income target were forfeited in the Transition Period upon the Committee’s determination that the performance criteria had not been achieved.

•                  Severance Agreements.  In April 2011, the Company entered into severance agreements with the Named Executive Officers, other than Mr. Waller who was not employed by the Company until December 2011. These severance agreements are described in detail in the “Severance Benefits” section below, and Mr. Waller’s employment agreement is described in “Agreements with the Named Executive Officers” below.

•                  Other Benefits and Perquisites.  The Company’s Named Executive Officers are primarily compensated through cash and equity. Other benefits and perquisites are not viewed as important elements of our current compensation program. Therefore:

•                  We do not have any agreements with executive officers that provide for cash severance payments in connection with a change in control (e.g., golden parachutes).

•                  Executive officers do not earn any additional retirement income under any supplemental executive retirement plan or other employer funded pension and we do not provide our executive officers a Company-funded deferred compensation program.

•                  We offer limited perquisites to our executive officers, such as an automobile allowance for Mr. Barenbaum, and we provided a lump sum payment to Mr. Barenbaum in lieu of purchasing or reimbursing Mr. Barenbaum for term life insurance. We do not provide reimbursement of personal air travel, reimbursement or payment of country club dues or memberships, or Company-funded financial planning services.

Improvements to our Executive Compensation Program for Fiscal 2012.  The Company provides its stockholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”). At the Company’s annual meeting of stockholders held in July 2011, a substantial majority of the votes cast on the say-on-pay proposal were voted in favor of the proposal. Because of the timing of the vote on the 2011 say-on-pay proposal in relation to the compensation decisions for the Transition Period, the vote did not affect the Committee’s compensation decisions and policies for the Transition Period. In February 2012, the Committee did take into account the vote on the 2011 say-on-pay proposal in designing the Company’s executive compensation program for the fiscal 2012 year and determined to:

•                  continue with targeted total compensation for the Named Executive Officers that is in the aggregate below the median targeted total compensation for the comparable position within the Committee’s compensation peer group;

•                  not award any merit increases in base salary to any of the Named Executive Officers;

•                  award equity at values below the equity award values received by the Named Executive Officers for the Transition Period; and

•                  eliminate time-based restricted stock awards as part of the long-term equity incentive program for fiscal 2012 so that only stock options and performance-based restricted stock would be awarded to executive officers.

This increase in performance-based equity awards reflects the Committee’s increased focus on a performance-based compensation program. The Committee will continue to take into account the outcome of the Company’s say-on-pay proposals when making future compensation decisions for the Named Executive Officers and will continue to refine the Company’s executive compensation program in response to evolving executive compensation best practices.

II. Compensation Program Framework

Overview

This section describes the major elements of our compensation program for the Named Executive Officers and discusses the objectives, philosophy, process and decisions underlying the compensation of the Named Executive Officers. The CD&A should be read together with the executive compensation tables and related footnotes found later in this proxy statement.

The Committee is composed entirely of independent directors, as determined under the NYSE rules and Section 162(m) of the Internal Revenue Code. The Committee oversees our compensation and benefits policies and oversees and sets the compensation for the Named Executive Officers.

The principal elements of our executive compensation program for the Transition Period were:

•                  base salary;

•                  annual cash and equity incentives;

•                  long-term equity incentives; and

•                  severance arrangements with certain of our Named Executive Officers.

Compensation Program Objectives and Reward Philosophy

As a retail company, we operate in a highly competitive and challenging industry. The Committee believes that our compensation program should be designed with a dual purpose: (i) to provide a total compensation opportunity necessary to both attract and retain talented and experienced key executives; and (ii) to provide rewards to motivate individual performance in a manner designed to promote the success of the Company.

The Committee is guided by the following key objectives and reward philosophies in the design and implementation of our executive compensation program:

•                  Competitive Pay.  Our compensation program is designed to provide a total compensation opportunity comprised of a base salary and annual and long-term incentives that approaches the median total compensation opportunity of our peer group companies for the comparable position. While this basic tenet of our compensation philosophy has not changed, we have made modifications to reflect the challenges our business has experienced. Specifically, our total compensation opportunity was adjusted downward and lags the median of the compensation peer group companies by design, in order to align more closely with our performance, which lags that of our peer group.

•                  Pay for Performance.  Our compensation program is intended to motivate our executive officers, including the Named Executive Officers, to drive our business and financial results and is designed to reward both short-term financial performance as well as improved performance over a longer period of time. A considerable portion of each executive’s compensation consists of variable pay that is expressly conditioned upon the achievement of pre-established financial objectives and performance criteria.

•                  Alignment with Stockholders.  By providing to our executive officers stock incentives that constitute a considerable part of their total compensation, our executive officers’ interests should be aligned with the interests of our stockholders. Our compensation program is intended to motivate and reward our executive officers to drive performance, which in turn leads to the enhancement of long-term stockholder value.

Process and Market Considerations

Process

In making its compensation decisions, the Committee takes into account the recommendations of the Chief Executive Officer as to compensation, including cash incentives, stock options and restricted stock awards, to be awarded to the other Named Executive Officers. Other than providing such recommendations, our Chief Executive Officer does not participate in the Committee’s decisions regarding executive compensation. All such decisions are made by the Committee.

The Committee has from time-to-time engaged outside compensation consultants to assist with compensation-related matters when deemed appropriate. In mid-2010, as discussed below under “Competitive Market Assessment”, the Committee directly engaged Pearl Meyer & Partners (“PM&P”), a compensation consultant, to assist the Committee in evaluating and setting executive compensation and in establishing a new compensation peer group. PM&P provided advice to the Committee with respect to director and executive compensation issues and trends, and related regulatory developments. The evaluation and analysis prepared by PM&P was reviewed and relied upon by the Committee in setting Mr. Barenbaum’s compensation in January 2011 in connection with his election as President and Chief Executive Officer, in setting Joel Waller’s compensation as President and his salary increase in connection with his being named Chief Executive Officer, and in setting the compensation of the other Named Executive Officers as described below.

In making decisions with respect to each component of executive compensation, our Committee typically takes into consideration the impact of the total value of these components for each executive and all executives as a group. In conjunction with making the annual executive compensation awards, the Committee reviews for each of the Named Executive Officers information regarding the executive’s annual compensation, as well as comparative market data. The amount of annual compensation provided to the Named Executive Officers for the Transition Period is described in the “Summary Compensation Table” in this proxy statement.

Competitive Market Assessment

The Committee’s decisions with respect to the Transition Period compensation design were based, in part, on the design of the compensation programs for the prior fiscal year and the work of PM&P.

As noted above, the Committee engaged PM&P during calendar 2010 to assist the Committee in analyzing its current compensation practices and programs. As part of that analysis, the Committee, with the assistance of PM&P, adopted a new compensation peer group consisting of 18 companies in July 2010. The compensation peer group serves three primary purposes:

•                  to benchmark competitive compensation levels;

•                  to serve as a resource to understand prevalent practices related to compensation plan design; and

•                  to provide context for setting incentive plan performance goals and to evaluate relative financial and total stockholder return performance.

The Committee also annually reviews the make-up of the peer group and, in July 2011, Body Central Corp. was added to replace Volcom, Inc., which was removed as a member of the group due to its having been acquired. The compensation peer group currently consists of the following companies:

American Apparel, Inc.	The Cato Corporation	Lululemon Athletica, Inc.
bebe stores, inc.	Citi Trends, Inc.	New York & Company, Inc.
Body Central Corp.	Coldwater Creek, Inc.	Rue21, Inc.
The Buckle, Inc.	Delia, Inc.	Syms Corporation
Cache Inc.	Destination Maternity Corporation	Wet Seal, Inc.
Casual Male Retail Group, Inc.	Hot Topic, Inc.	Zumiez, Inc.

Our Transition Period Executive Compensation Program

Agreements with the Named Executive Officers

Compensation Arrangement with Larry C. Barenbaum.  In connection with Mr. Barenbaum’s election as President and Chief Executive Officer in January 2011, the Board, based upon the recommendation of the Committee, determined that Mr. Barenbaum would be entitled to:

•                  a base salary in the amount of $500,000 per year;

•                  participate in the Company’s annual incentive plans for the Transition Period and future fiscal years whereby Mr. Barenbaum was eligible to receive, based on the Company’s achievement of certain performance objectives, an annual bonus equal to a percentage of his base salary, to be determined by the Committee;

•                  an “employee inducement award” (as defined in the NYSE’s Rule 303A.08 and as approved by the NYSE on January 26, 2011) of a non-qualified stock option to purchase 1,350,000 shares of the Company’s Common Stock, which would vest ratably over a three-year period and which was intended to represent a three-year grant of long-term equity. This award was not made pursuant to the Company’s Second Amended and Restated 2005 Stock Incentive Plan, but was intended to be in lieu of any future long-term incentive equity grants to be provided to Mr. Barenbaum during his initial three-year period of service as Chief Executive Officer;

•                  14,000 shares of restricted stock, which vested immediately and which represented the shares of restricted stock remaining as part of the grant of restricted stock to Mr. Barenbaum in conjunction with his election as Interim Chief Executive Officer on October 19, 2010;

•                  a monthly car allowance of $1,000; and

•                  participate in the Company’s employee benefit plans generally made available to all full-time employees of the Company.

In evaluating and determining Mr. Barenbaum’s overall compensation, the Committee concluded that a package that contained an annual $500,000 base salary (a reduction of $350,000 from the prior Chief Executive Officer’s base salary and an amount that was well below the 25th percentile of the market base salary for comparable Chief Executive Officers based upon the compensation peer group analysis), with a one-time grant of options to acquire 1,350,000 shares of the Company’s Common Stock, was appropriate and would promote and reward Mr. Barenbaum for improved performance by the Company. Because of the relative potential value of the non-qualified stock options as compared to Mr. Barenbaum’s salary, this pay package placed a considerably greater emphasis on the opportunity for equity appreciation, thereby aligning Mr. Barenbaum’s overall compensation with the interests of stockholders. The Committee concluded that this proposed compensation package was appropriately weighted toward a “pay for performance” model.

Mr. Barenbaum resigned on February 17, 2012. In connection with his resignation, the Company and Mr. Barenbaum executed a letter pursuant to which the Company agreed to treat Mr. Barenbaum’s resignation as a termination without cause under the terms of his severance agreement with the Company (described under “Severance Benefits” below). As a result, Mr. Barenbaum is entitled to receive $250,000 in severance payments and payment by the Company of the employer portion of premiums for health and dental coverage for a period of six months. Upon Mr. Barenbaum’s termination, 900,000 of his stock options were forfeited. The exercise price for the 450,000 stock options that had vested prior to Mr. Barenbaum’s resignation is $5.73. To date, Mr. Barenbaum has not exercised these options and his ability to exercise expires on May 18, 2012. As the closing price of our stock was $1.57 on May 9, 2012, it appears very likely that Mr. Barenbaum will not receive any value from these options and that they will expire without being exercised.

Compensation Arrangement with Joel N. Waller.  In connection with Mr. Waller’s election as President of the Company in December 2011, the Committee approved the terms of a one-year employment agreement (the “Agreement”) with Mr. Waller, under which Mr. Waller is entitled to:

•                  an annual salary of $400,000;

•                  participate, subject to meeting the eligibility requirements, in the benefit plans and programs generally available to senior executives; and

•                  receive equity awards, which were granted effective as of December 14, 2011.

The equity awards granted to Mr. Waller pursuant to the Agreement were granted under our Second Amended and Restated 2005 Stock Incentive Plan and consisted of (i) a time-based restricted stock grant of 100,000 shares of the Company’s Common Stock, which shall vest in full on December 13, 2012, or earlier if Mr. Waller is terminated by the Company other than for cause, as defined in the Agreement, and (ii) a grant of non-qualified stock options to purchase 150,000 shares of the Company’s Common Stock at an exercise price per share equal to $2.50, the closing price of one share of the Company’s Common Stock on December 14, 2011, his first day of employment. The options will vest in full on December 13, 2012, or earlier if Mr. Waller is terminated by the Company other than for cause, as defined in the Agreement.

On February 29, 2012, in connection with Mr. Waller’s election as Chief Executive Officer, Mr. Waller and the Company amended and restated the Agreement (as amended and restated, the “Amended Agreement”). Pursuant to the Amended Agreement, Mr. Waller shall report to the Board and is entitled to:

•                  an annual salary of $500,000 (effective February 17, 2012, the date he was elected as Chief Executive Officer), and

•                  a time-based restricted stock award of 50,000 shares to be granted on or about March 29, 2012 and which shall vest in full on December 13, 2012, or earlier if Mr. Waller is terminated by the Company other than for cause.

Pursuant to the Amended Agreement, if Mr. Waller’s employment is involuntarily terminated by the Company other than for cause, as defined in the Amended Agreement, prior to December 13, 2012, the Company shall pay through December 13, 2012 the remaining portion of his annualized salary and the employer-portion of any health, dental and other employee benefit program premiums, to the extent Mr. Waller is participating in such programs, or the cash equivalent thereof.

In evaluating and determining Mr. Waller’s compensation as President, the Committee concluded that a package that contained a base salary of $400,000 was appropriate given Mr. Waller’s prior experience as a public company Chief Executive Officer, internal pay equity considerations and the market base salary for Chief Operating Officers or Presidents based upon the peer group analysis. In addition, the grants of both stock options and time-based restricted stock in conjunction with his being named President were intended to both serve as a retention device and to incent him to drive improved performance and in turn reward him if the stock price appreciated based on improvement in the Company’s financial performance.

The decision to pay Mr. Waller an annual salary of $500,000 upon his being named Chief Executive Officer in February 2012 was based on an analysis and reasoning similar to that used by the Committee in setting Mr. Barenbaum’s salary as Chief Executive Officer at $500,000 the prior year, and the additional time-based restricted stock award of 50,000 shares was intended to motivate him to improve the Company’s financial performance, as well as serve as a retention device while the Company searches for a permanent Chief Executive Officer.

Compensation Arrangement with Michael J. Lyftogt.  In connection with Mr. Lyftogt’s appointment as Senior Vice President, Chief Financial Officer in February 2011, the Committee increased Mr. Lyftogt’s annual salary to $250,000, effective February 27, 2011. In addition, the following equity awards under our Second Amended and Restated 2005 Stock Incentive Plan were granted to Mr. Lyftogt, effective April 18, 2011:

•                  a non-qualified stock option to purchase that number of shares approximating $75,000 in value, using the Black-Scholes valuation method, which options will vest ratably over a three-year period;

•                  shares of time-based restricted stock approximating $37,500 in value, which shares will vest ratably over a three-year period; and

•                  shares of performance-based restricted stock having a value of $56,250 (at maximum) based upon achievement of financial performance targets for the performance period consisting of the Transition Period and the subsequent fiscal year, all or a portion of which will vest two-thirds on the date that the Company determines the extent to which the performance targets have been achieved and the remaining one-third of which will vest on the third anniversary of the date of grant.

The decision to increase Mr. Lyftogt’s compensation in conjunction with his promotion was based on a review of relevant compensation data from the compensation peer group provided by PM&P, his performance and a review of internal equity among other similarly situated executives. Given that Mr. Lyftogt’s existing compensation was significantly below the competitive market range identified for his new role, the Committee formulated a strategy to move Mr. Lyftogt’s compensation directionally towards the 50th percentile of the range over time.

Total Transition Period Compensation

The Committee does not have a specific policy for allocating between annual and long-term compensation or between cash and equity compensation. In the Transition Period, annual compensation was in the form of cash and restricted stock rights, and all long-term compensation was in the form of equity. The table which follows illustrates, for each of the Named Executive Officers, the manner in which (1) the overall mix of total direct compensation was allocated between performance and non-performance-based elements; (2) performance-based compensation was allocated between annual and long-term elements; and (3) total direct compensation was allocated between cash and equity.

Transition Period

Total Direct Compensation Mix (1)(2)

	Percent of Target Total Direct Compensation that is:		Percent of Target Performance- Based Total Direct Compensation that is:		Percent of Target Total Direct Compensation that is:
	Performance- Based (3)	Not Performance- Based (4)	Annual (5)	Long-Term (6)	Cash-Based (7)	Equity-Based (8)

Larry C. Barenbaum (9)	72%	28%	3%	97%	30%	70%
Joel N. Waller (10)	26%	74%	0%	100%	44%	56%
Michael J. Lyftogt	33%	67%	15%	85%	62%	38%
Monica L. Dahl	34%	66%	14%	86%	61%	39%
Julie N. Rouse	34%	66%	14%	86%	61%	39%

(1)                      The Committee affirmatively determined for the Transition Period that the compensation opportunity at “target” under the Company’s annual incentive program, and to a lesser degree the long-term equity incentive program, should lag that of the Company’s compensation peer group based upon the Company’s recent performance.

(2)                     For purposes of this table, “total direct compensation” includes, for those who worked for the Company the entire Transition Period, their actual salary earned and, for those who only worked for the Company for a portion of the Transition Period, their “annualized” salary for 11 months and, for all such individuals, target annual cash incentive compensation and the fair value at grant of long-term equity incentive compensation. At maximum performance, the pay mix is more heavily weighted on both annual and long-term performance-based compensation.

(3)                      Represents target annual incentives, if any, plus options and performance-based restricted stock divided by total direct compensation.

(4)                      Represents base or annualized salary plus time-based restricted stock divided by total direct compensation.

(5)                      Represents target annual incentives divided by target annual incentives plus options and performance-based restricted stock.

(6)                      Represents options and performance-based restricted stock divided by target annual incentives plus options and performance-based restricted stock.

(7)                      Represents, for those who worked for the Company the entire Transition Period, their actual base salary earned and, for those who only worked for the Company for a portion of the Transition Period, their annualized salary for 11 months, plus target annual incentives divided by total direct compensation.

(8)                      Represents long-term equity incentives divided by total direct compensation.

(9)                      For purposes of presentation and to reflect that it represented a multi-year award that vested pro rata over three years, one-third of the value of the employee inducement stock option award to Mr. Barenbaum in January 2011 has been included in the calculations.

(10)                The information provided with respect to Mr. Waller does not include the consulting fees he was paid prior to his joining the Company as an employee and executive officer.

Transition Period Base Salaries

In conjunction with his being named Chief Executive Officer in January 2011, Mr. Barenbaum’s annual base salary was set at $500,000, which is considerably below the 25th percentile for Chief Executive Officers in the Company’s compensation peer group, as reflected in the analysis presented by PM&P to the Committee in October 2010 and reviewed by the Committee in setting Mr. Barenbaum’s compensation.

Following review and consideration of competitive market data and a discussion with the Chief Executive Officer as to the performance and assessment of the Named Executive Officers, the Committee approved the following salary increases effective February 27, 2011 for the Transition Period for the Named Executive Officers listed below:

•                  In connection with his being promoted to Senior Vice President, Chief Financial Officer, Mr. Lyftogt received a salary increase of $50,000;

•                  Ms. Dahl received a merit increase of $10,000 or approximately 3.6%; and

•                  Ms. Rouse received a merit increase of $7,000 or approximately 2.5%.

The salary column in the “Summary Compensation Table” below contains the base salary earned for the Transition Period by each of the Named Executive Officers.

Annual Incentives

Annual Cash Incentive Plan.  In 2009 the Committee adopted, and our stockholders approved, an annual cash incentive plan for our senior executives. The primary objective of our 2009 Qualified Annual Incentive Plan is to provide annual cash incentives for our executive officers to achieve our strategic goals. This is consistent with our pay for performance philosophy. Historically under this plan our Committee annually sets a pre-tax, pre-bonus operating income goal against which actual results for the year would be measured to determine whether bonuses would be paid under the annual incentive plan, and, if so, the amount of such bonuses. Each of the Named Executive Officers was eligible to participate in our annual incentive plan for the Transition Period, except for Mr. Waller.

Transition Period Annual Incentive Plan Design.  The design of the Company’s annual incentive plan for the Transition Period was similar to that for the prior fiscal year and reflected the Committee’s continued belief that a substantial portion of any operating income earned by the Company should be retained for the benefit of the Company’s stockholders. Similar to the prior year’s annual incentive plan, the annual incentive plan for the Transition Period consisted of a bonus pool funded by a modest percentage of the Company’s pre-bonus operating income for the Transition Period, and no bonus would be calculated or paid unless a minimum threshold performance level was achieved. The Transition Period annual incentive plan, however, differed from the prior year plan in that it (i) required an entry threshold of 85% of target, up from 80% of target in the prior year, (ii) included a cap on the amount of pre-bonus operating income contributed to the pool, and (iii) included an equity component for senior management, including the Named Executive Officers, if performance reached or exceeded 110% of target. If pre-bonus operating income for the Transition Period were achieved at the threshold level or above, the overall bonus pool would be determined by multiplying the bonus rates in the table below by the applicable incremental level of pre-bonus operating income achieved.

Performance Level Achieved	Bonus Rate/Percent Contributed to Pool
Threshold to 99.9% of Target	12.5%
Target to 109.9% of Target	15%
110% of Target to 119.9% of Target	20%
120% of Target to 200% of Target	25%
Above 200% of Target	0%

Because an individual’s share of the total bonus pool was not only a function of his or her job level and salary but also the job level and salaries of all potential participants as of the end of the Transition Period, the amount of any individual’s bonus potential at target was an approximation based upon the number of eligible participants at the time of adoption.

Upon achievement of 110%, 120% and 130% of target, the Named Executive Officers were eligible for an award of restricted stock valued at 5%, 10% or 15% of their salary earned during the Transition Period, respectively. The potential for restricted stock awards was evidenced by restricted stock rights agreements entered into with the Named Executive Officers following adoption of the plan by the Committee.

Mr. Waller was not employed as an executive officer at the time the plan design was approved by the Committee. When Mr. Waller became President in December 2011, he was not designated as a participant in the Transition Period plan, given that he was hired in the last fiscal quarter of the Transition Period and that the Company’s financial performance to date was such that no payout under the plan was expected.

Transition Period Annual Incentive Plan Performance Goal and Results.  The one performance measure approved by the Committee with respect to the annual cash incentive plan for the Transition Period was formulated to reward the achievement of a return to profitability by achieving pre-bonus operating income at 85% of target in the Transition Period budget.

For the Transition Period, the Committee determined that each participant would earn an annual incentive bonus if we achieved pre-tax, pre-bonus operating income that equaled or exceeded 85% of the pre-tax, pre-bonus operating income target (“Target”). The table below shows the percentage of salary Mr. Barenbaum and the other Named Executive Officers were estimated to earn at 85%, 100% and 200% of Target at the time the plan was approved in April 2011.

	85% of Target	100% of Target	200% of Target (1)

Larry C. Barenbaum	7.1%	8.4%	53.7%
Michael J. Lyftogt	7.1%	8.4%	53.7%
Monica L. Dahl	7.1%	8.4%	53.7%
Julie N. Rouse	7.1%	8.4%	53.7%

(1)                      The percent listed at 200% of Target includes the potential restricted stock awards described above.

In order for the plan to pay out, the Company would have needed to reach or exceed 85% (“Threshold”) of the operating income goal of $7,367,000. Operating income under the plan was defined to mean income before interest and taxes determined in accordance with generally accepted accounting principles (“GAAP”) but (i) prior to accruing expenses for (a) any awards under the Company’s annual incentive plan or any other performance or guaranteed bonuses paid or accrued by the Company during the Transition Period and based on the Transition Period performance, and (b) any discretionary employer matching contributions under the Company’s 401 (k) Plan made or accrued in the Transition Period and (ii) excluding the impact (whether positive or negative) thereon of any change in accounting standards or extraordinary items. For the Transition Period, the Company’s pre-bonus operating income did not reach the Threshold. As a result, no cash incentives were paid to the Named Executive Officers under the plan for the Transition Period. In addition, all of the performance-based restricted stock rights granted in the Transition Period in conjunction with the annual incentive program were forfeited and no shares of restricted stock were awarded.

Long-Term Equity Incentives

Program Design for Long-Term Equity Incentives.  In general, we review whether to grant long-term equity incentive awards to our executive officers near the end of, or shortly following, each fiscal year. To the extent we approve such awards, they are effective as of the second trading day on the NYSE following the issuance of financial results for the prior fiscal year, pursuant to the Company’s policy on insider trading. The primary objectives of our equity incentive program are to:

•                  retain key executives in a competitive market for talent;

•                  more closely align executive interests with stockholder interests by directly conditioning a significant portion of the executive’s compensation on the Company’s performance, as well as on the executive’s performance; and

•                  reward our executives for long-term stock price appreciation, rather than focusing solely on short-term financial success.

The Committee’s approach to long-term equity incentives is to typically grant both stock options and restricted stock awards (performance-based and time-based). This allows us to provide a mix of long-term equity awards that has an effective incentive and retention impact across a range of business and industry conditions. This approach is also reflective of changes in accounting regulations for equity compensation and developments in competitive market practices.

All equity-based awards to the Named Executive Officers in the Transition Period were made under our Second Amended and Restated 2005 Stock Incentive Plan. Given that Mr. Barenbaum’s employee inducement stock option award in fiscal 2011 was intended to be in lieu of any long-term equity incentive awards in the subsequent three-year period, he did not receive any equity awards in the Transition Period under this program. The following types of equity compensation awards were used in the Transition Period for our other Named Executive Officers:

•                  Non-qualified stock options.  The exercise price of each option granted in the Transition Period was equal to the final closing price of our Common Stock as reported on the NYSE on the date of grant. All of the stock options granted in the Transition Period have a ten-year term and, with the exception of a stock option granted to Mr. Waller in connection with his being named as President for a one-year term, vest ratably over three years in order to reinforce the retention aspects of the awards. As the potential value ultimately realized by the option holder upon exercise increases with improvement in our stock price, stock options provide an incentive for our executives to drive performance leading to increases in long-term stockholder value.

•                  Restricted stock with performance-based vesting.  The shares of performance-based restricted stock granted in the Transition Period were intended to provide an incentive and reward the executive for achievement of our strategic plans. For those restricted stock awards made at the beginning of the Transition Period, there were two performance metrics, both measured over a two-year period commencing with the Transition Period. The first metric, which is weighted at 60%, is the Company’s average operating margin for both years. The second is EBIT margin over the same two-year period as compared to a group of peer companies and is weighted at 40%. Average operating margin is calculated as the average of the Company’s operating margin (operating income ÷ net sales, as reported) for each fiscal year over the two-year performance period. EBIT margin means net income before interest and taxes and excludes the impact of non-recurring restructuring costs, discontinued operations and the impairment of assets generated by the Company during this two-year period in relation to the EBIT margin for the most recently-available eight fiscal quarters (or two fiscal years) that are completed prior to or concurrent with the Company’s fiscal year-end by a group of eight peer performance companies.

Because only the first year of the two-year performance period has been completed, none of the awards have vested or been forfeited. However, given the Company’s financial performance as compared to the peer performance companies and because of the Company’s negative operating margin for the Transition Period, it is very likely that all of these performance-based restricted stock awards will be forfeited after the end of the two-year performance period, consistent with the pay-for-performance philosophy underlying these awards.

•                  Restricted stock with time-based vesting.  Other than the grants to Mr. Waller described above, all shares of time-based restricted stock granted in the Transition Period to any of the Named Executive Officers vest ratably over a three-year period, provided the executive officer remains continuously employed with us during that entire period. These awards are designed primarily to motivate and retain senior executives. Because the value of a time-based restricted stock award increases as the market value of our stock increases, time-based restricted stock also provides an incentive for award recipients to drive performance that leads to improvement in the market value of our Common Stock.

The Committee’s practice for determining equity grants for our executive officers is first to evaluate the value of compensation that should be provided as equity as part of the total target compensation for that individual. As part of this process, the Chief Executive Officer, with input from several senior officers, recommends to the Committee, for executives other than the Chief Executive Officer, the level and types of awards. The Committee reviews the Chief Executive Officer’s recommendations and considers the value of such awards and issues of pay-equity among the Named Executive Officers. Using a Black-Scholes valuation methodology, the value of one share of restricted stock was approximately two times higher than the value of one stock option at the time these awards were made. The vesting for the equity awards is determined by the Committee.

Our Board has adopted a policy with respect to the granting of options, restricted stock and other awards under our equity incentive plans that specifies that grants to our executive officers may only be made in or become effective within an open trading window under our insider trading policy. An exception will be made for grants in connection with the hiring or promotion of an executive officer. In the case of an offer of employment, the grant may be approved in conjunction with the offer but may not become effective until the first date of employment.

Analysis.  Our Committee believes that the use of long-term equity incentives as a significant component of total compensation is consistent with our philosophy of aligning the interests of our executive officers with those of our stockholders and our pay for performance philosophy. The targeted value of equity awards at the time of grant is determined based on consideration of the level of responsibility and performance, scope and complexity of the position of the executive officers, competitive market data, the costs and potential stockholder dilution of the program, overall business and market conditions, and incentive and retention objectives. For the Transition Period, the equity award guidelines approved by the Committee recognized in part the reduced cash opportunity under the Transition Period annual incentive plan.

For the Transition Period, all of the equity awards received by the Named Executive Officers were part of the annual equity awards granted in April 2011, except for the equity awards made to Mr. Waller described above. The specific number of stock options, shares of time-based restricted stock and shares of performance-based restricted stock that were granted to each of the Named Executive Officers in the Transition Period are set forth in the “Grants of Plan-Based Awards for the Transition Period” table in this proxy statement.

Our Committee anticipates continuing to award in the future a mix of one or more of stock options, time-based restricted stock and performance-based restricted stock to our senior executives.

Other Personal Benefits and Perquisites

Primary Benefits.  The Named Executive Officers are eligible to participate in the same employee benefit plans in which all other eligible salaried employees participate. These plans include medical, dental, life insurance, disability and a qualified retirement savings plan. The Company does not maintain any other benefits programs which are exclusive to executives (other than limited perquisites and severance benefits as discussed below.)

Perquisites.  Our Named Executive Officers are primarily compensated with cash and equity and not perquisites. The Committee does not view perquisites to be an important element of the executive compensation program. Mr. Barenbaum received a monthly car allowance in the Transition Period and also received $25,000 in the Transition Period in lieu of the Company purchasing or reimbursing Mr. Barenbaum for term life insurance. Detailed information regarding the personal benefits and perquisites paid to the Named Executive Officers in the Transition Period is provided in footnote 4 to the “Summary Compensation Table” in this proxy statement.

Severance Benefits

Severance benefits are part of our overall compensation philosophy in order to both attract and retain highly qualified key executives and to provide competitive total compensation. The Committee considers severance benefits to be an important element of a competitive compensation package but does not consider severance benefits to be a significant factor in determining annual total compensation.

In April 2011, the Company entered into severance agreements with each of the then employed Named Executive Officers. The severance agreements provide that the executive officer is and remains an at-will employee and thus may be terminated at any time with or without “cause”, as such term is defined in the agreement. If the executive officer is terminated without cause and executes a general release of claims in favor of the Company, the Company will be obligated to pay the executive a severance payment in the aggregate which equals six months of the executive’s current salary or, if greater, six months of the executive’s highest annual salary at any time during the 12 months preceding the date of termination. The Company also agrees to pay the Company portion of COBRA health and dental premiums for the six-month severance period, unless the executive is eligible for a government subsidy with respect to such COBRA benefits. The agreement also contains a provision prohibiting the executive officer, during the period of his or her employment and for a one year period after the date his or her employment with the Company ends, from (i) engaging in certain competitive activities; (ii) soliciting employees to either leave their employment with the Company or its affiliates or to establish a relationship with a Competitor (as such term is defined in the agreement); and (iii) soliciting, engaging or inducing a vendor or supplier of the Company or its affiliates to sever or materially alter its relationship with the Company or to establish a relationship with a Competitor.

In connection with Mr. Waller’s being named as President, the Company entered into a one-year employment agreement which provides for the continuation of Mr. Waller’s salary through the employment term in the event Mr. Waller’s employment is terminated other than for cause, as defined in the agreement.

For information regarding the amounts of severance each executive officer would have received under the applicable agreements based on a hypothetical termination date of January 27, 2012, the last business day of the Transition Period, see “Potential Payments Upon Termination or Change in Control” on page 42.

Section 162(m) Policy

Under Section 162(m) of the Internal Revenue Code, we must meet specified requirements related to our performance and must obtain stockholder approval of certain compensation arrangements in order for us to fully deduct compensation in excess of $1,000,000 paid to certain Named Executive Officers. At the 2009 Annual Meeting of Stockholders, the Company’s stockholders approved the Christopher & Banks Corporation 2009 Qualified Annual Incentive Plan. That plan includes specific performance criteria and therefore incentive awards granted under that plan are deemed to meet the requirements of Section 162(m). The Committee believes that any compensation paid in the future pursuant to the Christopher & Banks Corporation 2009 Qualified Annual Incentive Plan will be deductible.

The stockholders approved the Second Amended and Restated 2005 Stock Incentive Plan at the 2010 Annual Meeting of Stockholders. Therefore, compensation attributable to stock options, stock appreciation rights and performance awards under that plan will be deductible.

The compensation paid in the Transition Period subject to the Section 162(m) cap did not exceed $1,000,000 for any of the Named Executive Officers and will therefore be deductible.

The Committee intends to continue its practice of paying competitive compensation consistent with our philosophy to attract, retain and motivate executive officers to manage our business in the best interests of the Company and our stockholders. The Committee, therefore, may choose to provide non-deductible compensation to our executive officers if it deems such compensation to be in our best interests or in the best interests of our stockholders.

Stock Ownership Guidelines

We have adopted stock ownership guidelines for our executive officers that are consistent with the Board’s desire and expectation that management build a long-term commitment to our Company by acquiring and holding stock. Although compliance is not mandatory, it will be taken into consideration when evaluating future equity-based grants to executive officers. These guidelines call for (1) the Chief Executive Officer to hold shares of our Common Stock equal to at least 1 times his or her annual salary, (2) the Executive Vice Presidents to hold shares of our Common Stock equal to at least .75 times their annual salary, (3) the Senior Vice Presidents to hold shares of our Common Stock equal to at least .5 times their annual salary and (4) the Vice Presidents to hold shares of our Common Stock equal to at least .25 times their annual salary. Executive officers serving as of February 21, 2007, the date the stock ownership guidelines were adopted, were encouraged to comply with the guidelines by February 21,

2012. Executive officers who joined us after February 21, 2007 are encouraged to comply with the guidelines within five years of the date of their initial election as an officer. The Committee intends to continue its practice of periodically reviewing its stock ownership guidelines in conjunction with future equity incentive programs and its overall compensation strategy. As of February 21, 2012, only one Named Executive Officer, Monica Dahl, had been serving as an executive officer for five years or more. Based on the number of shares owned outright and the closing price of the Company’s stock on February 21, 2012, Ms. Dahl was 0.4% below the ownership guideline on that date.

The Board has also established stock ownership guidelines for non-employee directors, which are discussed on page 10.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” set forth above with our management. Based on this review and discussion with management, the Compensation Committee recommended to our Board that the “Compensation Discussion and Analysis” be included in this proxy statement and in our Transition Report on Form 10-K for the period ended January 28, 2012.

Members of the Compensation Committee*

Mark A. Cohn, Chair
Martin L. Bassett
Anne L. Jones

Compensation Risk Analysis

During each of the past several fiscal years, the Committee has actively engaged in reviewing and modifying aspects of the Company’s compensation programs in light of the difficult macroeconomic environment and the Company’s financial performance. As part of that analysis, the Committee has considered and discussed potential risks that could arise from the Company’s compensation policies and practices and the extent to which any of those risks could reasonably likely have a material adverse effect on the Company. Based on that review and analysis, the Committee believes that the Company’s compensation program reflects an appropriate mix of compensation elements and balances current and long-term performance objectives, cash and equity compensation, and risks and rewards associated with executive roles. The following items illustrate this point:

•                  reasonable goals and objectives in our incentive programs;

•                  our long-term incentives typically provide for a defined range of payout opportunities (generally ranging from between 80% to 200% of target);

•                  total direct compensation opportunity includes long-term, equity-based incentive awards with vesting schedules that fully materialize over a number of years;

•                  the ability under the Company’s 2009 Qualified Annual Incentive Plan to alter, suspend or discontinue a participant’s rights with respect to a potential annual incentive award;

•                  that the financial performance goals under the annual incentive and the equity award programs are reviewed and determined annually;

•                  equity incentive awards have been granted annually so executives typically always have equity awards that are unvested and which could decrease significantly in value if our business is not managed for the long-term; and

*      Although Mr. Levin and Mr. Sharpe joined the Compensation Committee on May 3, 2012, the Compensation Committee Report was approved by the Committee prior to that date and therefore they do not appear as signatories to the Report.

•                  training on our Code of Conduct and other policies educate our employees on appropriate behaviors and the consequences of taking inappropriate actions.

Based on the above combination of items, the Committee believes that (i) our executives are encouraged to manage the Company in a prudent manner, and (ii) our incentive programs are designed in a manner to encourage our senior business leaders to not take risks that are inconsistent with the Company’s best interests and that are reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following table shows the cash and non-cash compensation for the Transition Period (“TP”) and the previous two fiscal years that was awarded to or earned by individuals who served as our Chief Executive Officer or Chief Financial Officer during the Transition Period and each of our three other most highly compensated executive officers who were serving as executive officers at the end of the Transition Period (the “Named Executive Officers”).

Name and Principal Position	Transition Period or Fiscal Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)		Option Awards ($) (3)		All Other Compensation ($) (4)	Total ($)

Larry C. Barenbaum Former President and Chief Executive Officer (5)	TP 2011	461,538 187,692	— —	— 315,484		— 3,457,350	(6)	32,266 2,077	493,804 3,962,603

Joel N. Waller President and Chief Executive Officer (7)	TP	43,077	—	250,000		214,665		60,000	567,742

Michael J. Lyftogt Chief Accounting Officer; Former Senior Vice President, Chief Financial Officer	TP 2011 2010	229,808 192,115 160,000	— — 25,000	74,996 63,764 58,520	(8) (9) (10)	75,001 60,081 23,666		716 2,957 2,572	380,521 318,917 269,758

Monica L. Dahl Senior Vice President, Multi-Channel Marketing, Investor Relations and Business Strategy	TP 2011 2010	262,885 268,942 271,154	— 25,000 30,000	90,004 108,864 75,240	(8) (9) (10)	90,000 104,050 —		819 5,030 4,957	443,708 511,886 381,351

Julie M. Rouse Former Senior Vice President, General Merchandise Manager (11)	TP	260,173	—	90,004	(8)	90,000		148	440,325

(1)                      The bonuses included in this column reflect discretionary bonuses paid to the Named Executive Officers.

(2)                      The amounts shown in this column represent the grant date fair values of the time-based and performance-based restricted stock awards made in the Transition Period, fiscal 2011 and fiscal 2010 calculated in accordance with ASC 718 based on the closing share price of our Common Stock on the date of grant. Additional information related to the calculation of the grant date fair value is set forth in Note 10 of the Notes to the Consolidated Financial Statements included in the Transition Report.

(3)                      The amounts shown in this column represent the grant date fair values of non-qualified stock option awards. In accordance with ASC 718, the grant date fair values for these awards have been determined using the Black-Scholes method and were based on the assumptions presented in Note 10 of the Notes to the Consolidated Financial Statements included in the Transition Report.

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(4)                      All other compensation for the Transition Period consisted of the following:

Name	Auto Allowance	Consulting Fees		Insurance Premiums		Long-Term Disability Premiums	Total

Larry C. Barenbaum	11,077	—		25,000	(A)	189	36,266

Joel N. Waller	—	60,000	(B)	—		—	60,000

Michael J. Lyftogt	—	—		—		716	716

Monica L. Dahl	—	—		—		819	819

Julie M. Rouse	—	—		—		148	148

(A)                  The amount listed represents cash paid to Mr. Barenbaum in lieu of the Company purchasing or reimbursing Mr. Barenbaum for term life insurance.

(B)                    The amount listed represents consulting fees paid to Mr. Waller for consulting services provided to the Company from March 14, 2011 to July 15, 2011.

(5)                Mr. Barenbaum became Interim Chief Executive Officer on October 19, 2010 and President and Chief Executive Officer on January 10, 2011. Mr. Barenbaum resigned as a director, President and Chief Executive Officer on February 17, 2012.

(6)                In connection with his being named President and Chief Executive Officer, Mr. Barenbaum was granted an option to purchase 1,350,000 shares of the Company’s Common Stock at a price of $5.73 per share. The options were granted outside of the terms of the Second Amended and Restated 2005 Stock Incentive Plan in reliance on the employment inducement award exemption under NYSE Rule 303A.08.

(7)                Mr. Waller became President on December 14, 2011 and Chief Executive Officer on February 17, 2012.

(8)                The amounts include the grant date fair values of the target payout amounts for the Transition Period performance-based restricted stock awards as follows:  Mr. Lyftogt, $37,498; Ms. Dahl, $45,002; and Ms. Rouse, $45,002. The grant date fair values of the maximum potential payout amounts for the Transition Period performance-based restricted stock awards were as follows:  Mr. Lyftogt, $56,250; Ms. Dahl, $67,504; and Ms. Rouse, $67,504.

(9)                The amounts include the grant date fair values of the target payout amounts for the fiscal 2011 performance-based restricted stock awards as follows: Mr. Lyftogt, $18,346, and Ms. Dahl, $31,104. The grant date fair values of the maximum potential payout amounts for the fiscal 2011 performance-based restricted stock awards were as follows: Mr. Lyftogt, $36,728, and Ms. Dahl, $62,208. All of our fiscal 2011 performance-based restricted stock awards were forfeited as the performance criteria was not achieved.

(10)          The amounts include the grant date fair values of the target payout amounts for the fiscal 2010 performance-based restricted stock awards as follows:  Mr. Lyftogt, $29,260, and Ms. Dahl, $37,620. The grant date fair values of the maximum potential payout amounts for the fiscal 2010 performance-based restricted stock awards were as follows: Mr. Lyftogt, $43,890, and Ms. Dahl, $56,430. All of our fiscal 2010 performance-based restricted stock awards were forfeited as the performance criteria was not achieved.

(11)          Ms. Rouse’s became Senior Vice President, General Merchandise Manager on October 20, 2010 and her employment with the Company ended on February 16, 2012.

Grants of Plan-Based Awards for the Transition Period

The following table provides information regarding the grants of plan-based awards made to the Named Executive Officers during the Transition Period.

													All Other		All Other
													Stock		Option
													Awards:		Awards:		Exercise	Grant Date
			Estimated Future Payouts				Estimated Future Payouts						Number of		Number of		or Base	Fair Value
			Under Non-Equity Incentive				Under Equity Incentive						Shares of		Securities		Price of	of Stock
			Plan Awards (1)				Plan Awards (2)						Stock or		Underlying		Option	and Option
Name	Approval Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)		Target (#)		Maximum (#)		Units (#) (2)		Options (#) (2)		Awards ($/Sh)	Awards ($) (3)

Larry C. Barenbaum	N/A	N/A	32,769	38,769	247,846	(4)	—		—		—		—		—		—	—

Joel N. Waller	12/13/11	12/14/11	—	—	—		—		—		—		100,000	(5)	—		2.50	250,000
	12/13/11	12/14/11	—	—	—		—		—		—		—		150,000	(6)	2.50	214,665

Michael J. Lyftogt	02/22/11	04/18/11	—	—	—		—		—		—		5,971	(7)	—		6.28	37,498
	02/22/11	04/18/11	—	—	—		—		—		—		—		26,236	(8)	6.28	75,001
	02/22/11	04/18/11	—	—	—		2,986	(9)	5,971	(9)	8,957	(9)	—		—		6.28	37,498
	N/A	N/A	16,316	19,304	123,407	(4)	—		—		—		—		—		—	—

Monica L. Dahl	02/22/11	04/18/11	—	—	—		—		—		—		7,166	(7)	—		6.28	45,002
	02/22/11	04/18/11	—	—	—		—		—		—		—		31,483	(8)	6.28	90,000
	02/22/11	04/18/11	—	—	—		3,583	(9)	7,166	(9)	10,749	(9)	—		—		6.28	45,002
	N/A	N/A	18,665	22,082	141,169	(4)	—		—		—		—		—		—	—

Julie M. Rouse (10)	02/22/11	04/18/11	—	—	—		—		—		—		7,166	(11)	—		6.28	45,002
	02/22/11	04/18/11	—	—	—		—		—		—		—		31,483	(12)	6.28	90,000
	02/22/11	04/18/11	—	—	—		3,583	(9)	7,166	(9)	10,749	(9)	—		—		6.28	45,002
	N/A	N/A	18,472	21,855	139,713	(4)	—		—		—		—		—		—	—

(1)                    The amounts in these columns reflect the annual cash incentive compensation amounts that potentially could have been earned during the Transition Period based upon the achievement of the pre-bonus operating income goal under the 2009 Qualified Incentive Plan. Because the threshold performance level was not achieved, no non-equity incentive awards were earned under the 2009 Qualified Incentive Plan for the Transition Period.

(2)                    Awards made pursuant to the Second Amended and Restated Christopher & Banks Corporation 2005 Stock Incentive Plan.

(3)                    The dollar values of stock options and restricted stock disclosed in this column are equal to the grant date fair values computed in accordance with ASC 718. The fair values of the performance-based restricted stock awards were calculated using the number of shares at the target level. A discussion of the assumptions used in calculating the grant date fair values is set forth in Note 10 of the Notes to the Consolidated Financial Statements included in the Transition Report.

(4)                    The dollar amount listed includes the cash value of restricted stock that would have been issued pursuant to a restricted stock rights agreement entered into between the Company and the executive based on performance at the maximum level and described on pages 27-28.

(5)                    All shares of restricted stock will vest in full on December 13, 2012. Dividends, if any, are paid on shares of time-based restricted stock prior to vesting.

(6)                    All options will vest in full on December 13, 2012.

(7)                    One-third of the shares of restricted stock vested on April 18, 2012. An additional one-third of the shares of restricted stock will vest on April 18, 2013 and April 18, 2014. Dividends, if any, are paid on shares of time-based restricted stock prior to vesting.

(8)                    One-third of the options vested on April 18, 2012. An additional one-third of the options will vest on April 18, 2013 and April 18, 2014.

(9)                    The shares of performance-based restricted stock are subject to forfeiture based on pre-determined corporate financial performance criteria for the Transition Period and the current fiscal year, as discussed in the

                              “Compensation Discussion and Analysis”. To the extent that the performance-based restrictions may lapse, the shares will vest as follows: (i) two-thirds as of the date the performance-based restrictions lapse based upon a determination that the threshold financial performance has been met or exceeded and (ii) one-third on April 18, 2014. Dividends, if declared, are not paid on performance-based restricted stock awards until the performance-based restrictions lapse and then only with respect to the shares as to which the restrictions have lapsed.

(10)               The unvested equity awards held by Ms. Rouse were forfeited on February 16, 2012, the date her employment with the Company ended.

(11)                One-third of the shares of restricted stock would have vested on April 18, 2012, April 18, 2013 and April 18, 2014. Dividends, if declared, are paid on shares of time-based restricted stock prior to vesting.

(12)                One-third of the options would have vested on April 18, 2012, April 18, 2013 and April 18, 2014.

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Outstanding Equity Awards at the End of the Transition Period

The following table sets forth certain information concerning equity awards held by each Named Executive Officer as of January 28, 2012, the last day of the Transition Period.

	Option Awards					Stock Awards
											Equity Incentive
									Equity Incentive		Plan Awards:
									Plan Awards:		Market or
	Number of	Number of						Market	Number of		Payout Value of
	Securities	Securities				Number of		Value of	Unearned		Unearned
	Underlying	Underlying				Shares of		Shares of	Shares, Units		Shares, Units
	Unexercised	Unexercised		Option		Stock or Units		Stock or Units	or Other Rights		or Other Rights
	Options	Options		Exercise	Option	That Have Not		That Have Not	That Have Not		That Have Not
	(#)	(#)		Price	Expiration	Vested		Vested	Vested		Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($) (1)	(#)		($)

Larry C. Barenbaum (2)	6,000	—		26.61	07/26/16	—		—	—		—
	12,000	—		14.63	08/01/17	—		—	—		—
	12,000	—		8.69	07/30/18	—		—	—		—
	24,000	12,000	(3)	6.98	07/29/19	—		—	—		—
	450,000	900,000	(4)	5.73	01/28/21	—		—	—		—

Joel N. Waller	—	150,000	(5)	2.50	12/14/21	—		—	—		—
	—	—		—	—	100,000	(6)	208,000	—		—

Michael J. Lyftogt	9,000	—		18.33	01/06/14	—		—	—		—
	8,200	—		19.45	02/07/16	—		—	—		—
	6,250	—		17.98	04/18/17	—		—	—		—
	3,400	—		10.56	04/14/18	—		—	—		—
	6,000	9,000	(7)	4.18	04/13/19	—		—	—		—
	1,834	3,666	(8)	10.80	04/19/20	—		—	—		—
	3,334	6,666	(9)	6.49	07/19/20	—		—	—		—
	—	26,236	(10)	6.28	04/18/21	—		—	—		—
	—	—		—	—	2,333	(11)	4,853	—		—
	—	—		—	—	1,333	(12)	2,773	—		—
	—	—		—	—	2,333	(13)	4,853	—		—
	—	—		—	—	5,971	(14)	12,420	—		—
	—	—		—	—	—		—	2,986	(15)	6,211	(16)

Monica L. Dahl	4,000	—		17.90	05/10/14	—		—	—		—
	18,000	—		16.41	11/03/14	—		—	—		—
	16,500	—		19.45	02/07/16	—		—	—		—
	12,600	—		17.98	04/18/17	—		—	—		—
	15,000	—		10.56	04/14/18	—		—	—		—
	6,734	13,466	(8)	10.80	04/19/20	—		—	—		—
	—	31,483	(10)	6.28	04/18/21	—		—	—		—
	—	—		—	—	3,000	(11)	6,240	—		—
	—	—		—	—	4,800	(12)	9,984	—		—
	—	—		—	—	7,166	(14)	14,905	—		—
	—	—		—	—	—		—	5,250	(17)	10,920	(16)
	—	—		—	—	—		—	3,583	(15)	7,453	(16)

Julie M. Rouse (18)	6,667	13,333	(19)	5.83	10/20/20	—		—	—		—
	—	31,483	(20)	6.28	04/18/21	—		—	—		—
	—	—		—	—	7,166	(21)	14,905	—		—
	—	—		—	—	—		—	3,583	(15)	7,453	(16)

(1)                    The amounts in this column equal the number of shares of restricted stock indicated multiplied by the closing price of our Common Stock ($2.08) on January 27, 2012, the last business day of the Transition Period.

(2)                    The unvested options held by Mr. Barenbaum on February 17, 2012, the date of Mr. Barenbaum’s resignation, were forfeited.

(3)                    Options vested on January 29, 2012.

(4)                    Options would have vested as to one-half of the shares on each of January 28, 2013 and January 28, 2014 but were forfeited on February 17, 2012, the date of Mr. Barenbaum’s resignation.

(5)                    Options vest in full on December 13, 2012.

(6)                    Shares of restricted stock vest in full on December 13, 2012.

(7)                    Options vested as to one-third of the shares on April 13, 2012 and vest as to one-third of the shares on April 13, 2013 and April 13, 2014.

(8)                    Options vested as to one-half of the shares on April 19, 2012 and vest as to one-half of the shares on April 19, 2013.

(9)                    Options vest as to one-half of the shares on July 15, 2012 and July 15, 2013.

(10)                Options vested as to one-third of the shares on April 18, 2012 and vest as to one-third of the shares on April 18, 2013 and April 18, 2014.

(11)                Shares of restricted stock vested in full on April 13, 2012.

(12)                Shares of restricted stock vested as to one-half of the shares on April 19, 2012 and vest as to one-half of the shares on April 19, 2013.

(13)                Shares of restricted stock vest as to one-half of the shares on July 15, 2012 and on July 15, 2013.

(14)                Shares of restricted stock vested as to one-third of the shares on April 18, 2012 and vest as to one-third of the shares on April 18, 2013 and April 18, 2014.

(15)                The shares of performance-based restricted stock are subject to forfeiture based on pre-determined corporate financial performance criteria for the Transition Period and the current fiscal year, as discussed in the “Compensation Discussion and Analysis”. To the extent that the performance-based restrictions may lapse, the shares will vest as follows: (i) two-thirds as of the date the performance-based restrictions lapse based upon a determination that the threshold financial performance has been met or exceeded and (ii) one-third on April 18, 2014.

(16)                Amounts represent the number of shares of restricted stock multiplied by the closing price of our Common Stock ($2.08) on January 27, 2012, the last business day of the Transition Period. The amounts assume, as applicable, that the threshold number of shares of restricted stock will vest based upon the achievement of the performance goals. The amounts are not necessarily indicative of the amounts that may be realized by the Named Executive Officer.

(17)                The restrictions on forfeiture lapse for such shares of restricted stock if (i) Operating Income (as defined in Ms. Dahl’s restricted stock agreement) for the fiscal year completed in the February prior to the lapse date is equal to or greater than the Operating Income set forth in the budget for such fiscal year approved by the Board of Directors before or shortly after the beginning of such fiscal year (the “Budgeted Operating Income”); (ii) the Operating Income for the fiscal year completed in the February prior to the lapse date must be greater than the Operating Income in the prior fiscal year; and (iii) if the Operating Income for the fiscal year completed in the February prior to the lapse date is at least 95% of the Budgeted Operating Income, the restrictions shall lapse with respect to 50% of the eligible shares and restrictions shall lapse with respect to an additional 0.10% of the eligible shares for each basis point over 95%, such that restrictions shall lapse with respect to 100% of the eligible shares at 100% of the Budgeted Operating Income. Shares of restricted stock vest on May 31, 2013 based on the performance criteria.

(18)                The unvested equity awards held by Ms. Rouse were forfeited on February 16, 2012, the date Ms. Rouse’s employment with the Company ended.

(19)                One-third of the options vested on October 20, 2011. An additional one-third of the options would have vested on each of October 20, 2012 and October 20, 2013 but were forfeited on February 16, 2012, the date Ms. Rouse’s employment with the Company ended.

(20)                One-third of the options would have vested on each of April 18, 2012, April 18, 2013 and April 18, 2014 but were forfeited on February 16, 2012, the date Ms. Rouse’s employment with the Company ended.

(21)                Shares of restricted stock would have vested as to one-third of the shares on each of April 18, 2012, April 18, 2013 and April 18, 2014 but were forfeited on February 16, 2012, the date Ms. Rouse’s employment with the Company ended.

Option Exercises and Stock Vested for the Transition Period

The following table sets forth certain information concerning any stock options exercised and restricted stock awards vested during the Transition Period with respect to the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

Larry C. Barenbaum	—	—	—	—

Joel N. Waller	—	—	—	—

Michael J. Lyftogt	—	—	5,267	33,738

Monica L. Dahl	—	—	10,400	65,832

Julie M. Rouse	—	—	—	—

(1)                    The value realized upon vesting of the stock awards is based on the closing stock price of our Common Stock on the date the award vested.

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Equity Compensation Plan Information

The following table provides information regarding our Common Stock that may be issued under our equity compensation plans at January 28, 2012.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1) (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (2) (c)
Equity compensation plans approved by security holders	1,476,949		9.08	3,223,212

Equity compensation plans not approved by security holders	1,350,000	(3)	5.73	—

Total	2,826,949		7.48	3,223,212

(1)                Includes the following equity compensation plans of the Company and the number of shares issuable upon exercise of outstanding options granted under each plan:

1997 Stock Incentive Plan	139,650
Second Amended and Restated 2005 Stock Incentive Plan	934,299
Second Amended and Restated 2006 Equity Incentive Plan for Non-Employee Directors	403,000

(2)                Includes the following equity compensation plans of the Company and the number of shares remaining available for issuance under each plan:

Second Amended and Restated 2005 Stock Incentive Plan	2,978,134
Second Amended and Restated 2006 Equity Incentive Plan for Non-Employee Directors	245,078

The types of awards permitted under the two plans are stock options, stock appreciation rights, restricted stock and restricted stock units.

(3)                Amount represents a grant of non-qualified stock options to Larry C. Barenbaum effective January 28, 2011 which vests ratably over a three-year period. Further information regarding this grant may be found in the “Compensation Discussion and Analysis”.

Payments upon Termination or Change in Control

Employment and Severance Agreements with the Named Executive Officers

As described in the “Compensation Discussion and Analysis”, in April 2011, the Company entered into severance agreements with each of the then employed Named Executive Officers. The severance agreements provide that the executive officer is and remains an at-will employee and thus may be terminated at any time with or without “cause”, as such term is defined in the severance agreements. If the executive officer is terminated without cause and executes a general release of claims in favor of the Company, the Company will be obligated to pay the executive a severance payment in the aggregate which equals six months of the executive’s current salary or, if greater, six months of the executive’s highest annual salary at any time during the 12 months preceding the date of termination. In addition, the severance agreements provide that we will pay the Company portion of COBRA health and dental premiums for a six-month period, unless the executive is eligible for a government subsidy with respect to such COBRA benefits. The severance agreements also contain a provision prohibiting the executive during the period of his or her employment and for a period of one year after the date his or her employment with the Company and its affiliates ends from (i) engaging in certain competitive activities; (ii) soliciting employees to either leave their employment with the Company or its affiliates or to establish a relationship with a Competitor (as such term is defined in the agreements); and (iii) soliciting, engaging or inducing a vendor or supplier of the Company or its affiliates to sever or materially alter its relationship with the Company or to establish a relationship with a Competitor.

Pursuant to the terms of Mr. Waller’s amended employment agreement, if Mr. Waller’s employment is involuntarily terminated by the Company other than for cause, as defined in the agreement, prior to December 13, 2012, the Company shall pay through December 13, 2012 the remaining portion of his annualized salary and the employer-portion of any health, dental and other employee benefit program premiums to the extent Mr. Waller is participating in such programs or the cash equivalent thereof.

Potential Payments upon Termination or Change in Control

The following table provides information regarding potential payments to be made to the Named Executive Officers in the event of a termination of employment as a result of death, disability or involuntary termination, a change in control and certain terminations following a change in control. For Mr. Barenbaum and Ms. Rouse, given that both individuals’ employment terminated in February 2012, amounts are provided only in the column titled “Payments upon Involuntary Termination Pursuant to Agreement”. The Named Executive Officers are not entitled to any payments upon voluntary termination. Amounts in the table reflect additional payments the Named Executive Officer would be entitled to assuming a termination and/or a change in control occurred on January 27, 2012. In the following table, restricted stock is listed at its dollar value as of January 27, 2012, the last business day of the Transition Period, based on the $2.08 closing sales price of our Common Stock on that date. Forfeiture restrictions lapse as to all of the restricted stock following a change in control, upon the Named Executive Officer’s death and if the Named Executive Officer becomes disabled, except that in the event of Ms. Dahl’s termination due to disability, 10,500 shares of restricted stock held by her will not accelerate, and in the event of termination due to Mr. Waller’s death or disability, the amount of restricted stock that accelerates is prorated based upon the length of time he was employed at the time of his death or disability. In the case of restricted stock held by Mr. Lyftogt and Ms. Dahl, forfeiture restrictions also lapse as to all of the restricted stock upon normal retirement at age 65; however, Mr. Lyftogt and Ms. Dahl had not reached the age of 65 as of January 27, 2012. There are no values for accelerated stock options listed in the table, as none of the Named Executive Officers held any stock options with an exercise price that is below $2.08, the closing price on the NYSE of our Common Stock on January 27, 2012.

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Estimated Payments on Termination or Change in Control Payments

		Event
Name	Type of Payment	Payments Upon Death or Disability ($)		Payments Upon Change in Control ($)	Payments Upon Involuntary Termination Pursuant to Agreement ($)		Payments Upon Involuntary Termination After a Change in Control Occurs ($)

Larry C. Barenbaum	Salary Continuation Cash Severance	—		—	250,000		—
	COBRA Premiums	—		—	3,648		—
	Acceleration of Restricted Stock	—		—	—		—
	Acceleration of Stock Options	—		—	—		—
	Total	—		—	253,648		—

Joel N. Waller	Salary Continuation Cash Severance	—		—	349,600	(1)	349,600
	COBRA Premiums	—		—	4,870		4,870
	Acceleration of Restricted Stock	17,333		17,333	208,000		208,000
	Acceleration of Stock Options	—		—	—		—
	Total	17,333		17,333	562,470		562,470

Michael J. Lyftogt	Salary Continuation Cash Severance	—		—	125,000		125,000
	COBRA Premiums	—		—	2,358		2,358
	Acceleration of Restricted Stock	43,528		43,528	—		43,528
	Acceleration of Stock Options	—		—	—		—
	Total	43,528		43,528	127,358		170,886

Monica L. Dahl	Salary Continuation Cash Severance	—		—	142,500		142,500
	COBRA Premiums	—		—	5,994		5,994
	Acceleration of Restricted Stock	75,327	(2)	75,327	—		75,327
	Acceleration of Stock Options	—		—	—		—
	Total	75,327		75,327	148,494		223,821

Julie M. Rouse	Salary Continuation Cash Severance	—		—	141,000		—
	COBRA Premiums	—		—	2,754		—
	Acceleration of Restricted Stock	—		—	—		—
	Acceleration of Stock Options	—		—	—		—
	Total	—		—	143,754		—

(1)                      In conjunction with his being named Chief Executive Officer, following completion of the Transition Period Mr. Waller’s salary was increased to $500,000 but the term of his employment agreement was not extended nor was it modified with respect to the circumstances giving rise to a right to severance payments following a termination of his employment.

(2)                      Of this amount, $21,840 worth of restricted stock would not accelerate in the event Ms. Dahl’s employment were terminated as a result of her disability.

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AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the amended and restated charter can be found on the Investor Relations page in the Corporate Governance section of our website at www.christopherandbanks.com. The Audit Committee of the Company’s Board of Directors is currently composed of the following independent directors:  Martin L. Bassett, Lisa W. Pickrum and Paul L. Snyder. The Board of Directors has reviewed the status of each of the members of its Audit Committee and has confirmed that each meets the independence requirements of the NYSE and the SEC, and that each qualifies as an “audit committee financial expert”, as defined by the SEC.

Management is responsible for the Company’s internal controls and the financial reporting process. Christopher & Banks’ independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to hire, monitor and oversee the independent registered public accounting firm.

In this context, the Audit Committee has met and held discussions with management and with KPMG LLP, the Company’s independent registered public accounting firm for the transition period ended January 28, 2012. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

Our independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, as adopted by PCAOB Rule 3200T, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. The Audit Committee also considered whether the provision of any non-audit services was compatible with maintaining the independence of KPMG LLP as the Company’s independent registered public accounting firm.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our Transition Report on Form 10-K for the transition period ended January 28, 2012 filed with the SEC.

Members of the Audit Committee*

Lisa W. Pickrum, Chair
Martin L. Bassett
Paul L. Snyder

*

Although Mr. Sharpe and Ms. Stensrud joined the Audit Committee on May 3, 2012, the Audit Committee Report was approved by the Committee prior to that date and therefore they are not referenced in and do not appear as signatories to the Report.

Independent Registered Public Accounting Firm Fees

PricewaterhouseCoopers LLP (“PwC”) served as our independent registered public accounting firm from 1991 to June 6, 2011. On June 6, 2011, the Board selected KPMG LLP (“KPMG”) as our independent registered public accounting firm. The following table presents the fees for services provided by PwC and KPMG for the Transition Period and for fiscal 2011.

	Transition Period		Fiscal 2011 (1)

Audit Fees	$444,531	(2)	$406,728
Audit-Related Fees	—		4,000
Tax Fees	—		1,000
All Other Fees	40,420	(3)	—
Total	$484,951		$411,728

(1)                      Consists solely of fees for services provided by PwC.

(2)                     Consists of $419,200 in fees for services provided by KPMG and $25,331 in fees for services provided by PwC.

(3)                      Consists solely of fees for services provided by KPMG.

Audit Fees consist of professional services rendered for the integrated audit of (a) our annual consolidated financial statements, (b) statutory and regulatory audits, consents and other services related to SEC matters, and (c) the effectiveness of internal control over financial reporting and the review of interim consolidated financial statements for each quarter.

Audit-Related Fees consist of professional services rendered in connection with regulatory filing reviews and the Company’s equity incentive plans.

Tax Fees relate to tax services regarding issues associated with the shipment of our loyalty reward program membership cards to residents of Canada.

All Other Fees relate to fees for internal audit services provided by KPMG under a co-source arrangement prior to KPMG’s appointment as our independent registered public accounting firm. This co-source arrangement with KPMG was terminated upon KPMG’s appointment as our independent registered public accounting firm and the services provided did not impact KPMG’s independence during the Transition Period.

Auditor Services Pre-Approval Policy

The Audit Committee is responsible for pre-approving all audit services and permitted non-audit services (including the fees and retention terms) to be performed for us by our independent registered public accounting firm prior to the firm’s engagement for such services. The Audit Committee has adopted a practice under which the Audit Committee established pre-approved categories of non-audit services that may be performed by our independent registered public accounting firm during the fiscal year, subject to dollar limitations set by the Audit Committee. All fees paid to KPMG and PwC for services in the Transition Period and in fiscal 2011 were approved by the Audit Committee or Audit Committee Chair prior to the services being rendered.

ITEM 2 — RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has selected KPMG to serve as our independent registered public accounting firm for the fiscal year ending February 2, 2013. Previously PwC had served as our independent registered public accounting firm since 1991. In April 2011, the Audit Committee requested management to solicit proposals for audit services for the Transition Period. Based on the materials submitted and after discussion, including presentations by two of the firms who submitted proposals, on June 6, 2011 the Audit Committee dismissed PwC as our independent registered public accounting firm and appointed KPMG as our independent registered public accounting firm for the Transition Period.

The reports of PwC on our financial statements for the fiscal years ended February 27, 2010 and February 26, 2011 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During fiscal 2010 and fiscal 2011 and through June 6, 2011, there were no disagreements (as described in Regulation S-K Item 304(a)(1)(iv)) between PwC and the Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its report on the financial statements. During fiscal 2010 and fiscal 2011 and through June 6, 2011, there were no reportable events (as outlined in Regulation S-K Item 304(a)(1)(v)).

While it is not required to do so, our Board is submitting the selection of KPMG for ratification in order to ascertain the views of our stockholders with respect to the choice of audit firm. If the selection is not ratified, the Audit Committee will reconsider its selection. Representatives of KPMG are expected to be present at the Annual Meeting, will be available to answer stockholder questions and will have the opportunity to make a statement if they desire to do so.

Board Recommendation

The Board recommends that you vote FOR ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2013. Proxies will be voted FOR ratification of this selection unless otherwise specified.

ITEM 3 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing stockholders with an advisory (nonbinding) vote to approve the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the rules of the SEC.

We are asking our stockholders to indicate their support for the compensation of our Named Executive Officers as described in this proxy statement. We believe that our executive compensation program is structured in the best manner possible to support the Company and its business objectives. It has been designed to implement certain core compensation principles, which include:

•                  Providing a total compensation opportunity that approaches market levels of compensation paid to executive officers in the Company’s peer group so that we can attract, motivate and retain executives that are able to drive the long-term success of the Company;

•                  Pay for performance, which is demonstrated by linking annual cash and/or equity incentives and long-term equity incentives to key financial measures; and

•                  Alignment of management’s interests with our stockholders’ interests to support long-term value creation through our equity compensation programs and stock ownership guidelines.

We believe our executive compensation program reflects a pay for performance philosophy that is aligned with the stockholders’ long-term interests. The Transition Period was a challenging time for the Company and the Company’s financial performance was well below expectations. Consistent with these performance results, the compensation paid to our Named Executive Officers for the Transition Period was affected as follows:

•                  Base Salaries.  In determining salaries at the beginning of the Transition Period, the Chief Executive Officer did not receive a salary increase for the Transition Period. The other Named Executive Officers received merit increases ranging from 2.5% to 3.6%, and Mr. Lyftogt received a salary adjustment to reflect his promotion to Chief Financial Officer. For the current fiscal year, none of the Named Executive Officers received an increase in salary, other than Mr. Waller in conjunction with his promotion to Chief Executive Officer.

•                  Annual Cash Incentives.  No annual cash incentives were earned by our Named Executive Officers for the Transition Period because the Company did not meet the financial performance goal for the annual cash incentive program established for the Transition Period. No discretionary bonuses were paid.

•                  Performance-Based Restricted Stock Rights.  The performance-based restricted stock rights granted in the Transition Period were forfeited in fiscal 2012 following the determination that the performance goal had not been achieved.

A more detailed discussion of our executive compensation program and the compensation of our Named Executive Officers for the Transition Period is provided under “Compensation Discussion and Analysis”.

The Company believes that our executive compensation program is worthy of your support for the following reasons:

•                  We have made modifications to our compensation programs in response to the challenges our business has experienced; specifically, our total compensation opportunity was adjusted downward and lagged the median of the peer group companies by design, in order to align more closely with our performance, which lags that of our peer group.

•                  As described in the CD&A, a substantial portion of each Named Executive Officer’s total compensation for the Transition Period was tied to achievement of our business objectives, which are designed to further the success of the Company and our stockholders;

•                  Our compensation program for executive officers delivers a considerable part of potential total compensation in the form of equity. If the value we deliver to our stockholders declines, so does the actual compensation we deliver to our executive officers;

•                  We monitor the compensation programs and pay levels of executive officers at companies of similar size and complexity so that we can ensure that our compensation programs are consistent with market practices;

•                  We have stock ownership guidelines for our executive officers and we encourage long-term stock ownership by executive officers with restricted stock award features such as vesting over multiple years;

•                  We do not have any agreements with executive officers that provide for cash severance payments in connection with a change in control (e.g., golden parachutes);

•                  Our executive officers do not earn any additional retirement income under any supplemental executive retirement plan or other employer funded pension, and we do not provide our executive officers a Company-funded deferred compensation program; and

•                  We offer limited perquisites to our executive officers and do not provide reimbursement of personal air travel, reimbursement or payment of country club dues or memberships, or Company-funded financial planning services.

We believe that the information we have provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and other related narrative disclosures.”

This advisory vote on executive compensation is not binding on the Company, our Compensation Committee or our Board. However, our Compensation Committee and our Board will take into account the result of the vote when determining future executive compensation arrangements. We currently conduct annual advisory votes on executive compensation, and we expect to conduct our next advisory vote at our 2013 annual meeting of stockholders.

Board Recommendation

The Board recommends you vote FOR adoption of the resolution approving the compensation of our Named Executive Officers described in this proxy statement.  Proxies will be voted FOR adoption of the resolution unless otherwise specified.

SECURITY OWNERSHIP

Beneficial Ownership of Directors, Director Nominees and Executive Officers

The following table shows how many shares of our Common Stock were beneficially owned as of May 2, 2012 by each of our directors, director nominees and the Named Executive Officers and by all of our directors, director nominees and executive officers as a group. Except as otherwise provided, all of the stockholders listed in the table have sole voting and investment power with respect to the shares owned by them, and such shares are not subject to any pledge.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1) (2)		Percent of Common Stock Outstanding

Martin L. Bassett	84,988	(3)	*
Mark A. Cohn	95,635		*
James J. Fuld, Jr.	158,781	(3)	*
Morris Goldfarb	190,720		*
Anne L. Jones	129,539		*
David A. Levin	—		*
Lisa W. Pickrum	18,043		*
William F. Sharpe, III	—		*
Paul L. Snyder	61,465	(4)	*
Patricia A. Stensrud	—		*
Larry C. Barenbaum	629,697		1.7%
Joel N. Waller	201,128		*
Michael J. Lyftogt	102,111		*
Monica L. Dahl	190,233		*
Julie M. Rouse	8,338		*
Directors, Director Nominees and Executive Officers as a group (17 persons)	2,060,865	(3)	5.6%

* Less than 1%

(1)                The amounts listed include the following number of shares of restricted stock that are subject to future vesting conditions and therefore cannot be transferred: Mr. Waller, 176,128; Mr. Lyftogt, 35,571; Ms. Dahl, 40,059; and all directors, director nominees and executive officers as a group, 326,371.

(2)                The amounts listed include the following number of shares of Common Stock for which the directors and executive officers have the right to acquire beneficial ownership within 60 days from May 2, 2012, through the exercise of stock options: Mr. Bassett, 50,000; Mr. Cohn, 70,000; Mr. Fuld, 91,000; Mr. Goldfarb, 12,666; Ms. Jones, 66,000; Ms. Pickrum, 4,667; Mr. Snyder, 12,000; Mr. Barenbaum, 516,000; Mr. Lyftogt, 51,597; Ms. Dahl, 90,062; and all directors, director nominees and executive officers as a group, 1,047,417.

(3)                The amounts listed include the following number of restricted stock units held in accounts in our Deferred Stock Plan described under the heading “Compensation Program for Non-Employee Directors”, the underlying shares of which the directors would have been entitled to receive had their service on our Board been terminated as of May 2, 2012: Mr. Bassett, 20,905; Mr. Fuld, 9,523; and all directors, director nominees and executive officers as a group, 30,428. The directors currently have no voting or investment power over the shares underlying the restricted stock units.

(4)            Includes 32,023 shares held jointly with Mr. Snyder’s spouse.

Beneficial Owners of More than Five Percent of Our Common Stock

Based on filings made under Section 13(d) and Section 13(g) of the Exchange Act as of May 2, 2012, the persons known by us to be beneficial owners of more than 5% of our Common Stock were as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding

Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403	3,414,654	(1)	9.3%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	3,283,542	(2)	8.9%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,869,061	(3)	7.8%

Southpoint Capital Advisors LP 623 Fifth Avenue, Suite 2601 New York, NY 10022	2,050,000	(4)	5.6%

DePrince Race & Zollo Inc. 250 Park Avenue South, Suite 250 Winter Park, FL 32789	2,047,922	(5)	5.6%

North Run Capital, LP One International Place, Suite 2401 Boston, MA 02110	1,962,767	(6)	5.3%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	1,895,545	(7)	5.2%

(1)                    This information is based on a Schedule 13G jointly filed with the SEC on February 7, 2012 by Franklin Resources, Inc. (“FRI”), Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisory Services, LLC (“FAS”) reporting information as of December 31, 2011. Direct or indirect subsidiaries of FRI serve as investment managers of one or more open-end or closed-end investment companies or other managed accounts that hold the shares of our Common Stock in the ordinary course of business. Of the shares reported, the subsidiaries of FAS possessed sole voting power over 3,264,654 shares. In their capacity as investment managers, the subsidiaries of FRI exercise sole dispositive power over 3,414,654 shares, in the aggregate. Charles B. Johnson and Rupert H. Johnson, Jr., each of whom owns in excess of 10% of the outstanding common stock of FRI, may be deemed to be the beneficial owners of securities held by entities advised by

FRI, FRI subsidiaries and FAS. FRI, Charles B. Johnson and Rupert H. Johnson, Jr., each disclaim beneficial ownership of the shares of Common Stock.

(2)                    This information is based on a Schedule 13G jointly filed with the SEC on February 9, 2012 by T. Rowe Price Associates, Inc. (“T. Rowe Price”), an investment advisor, and T. Rowe Price Small-Cap Value Fund, Inc. reporting information as of December 31, 2011. T. Rowe Price has sole voting power over 130,975 shares and sole dispositive power over 3,283,542 shares. T. Rowe Price Small-Cap Value Fund, Inc. has sole voting power over 2,000,000 shares.

(3)                    This information is based on a Schedule 13G filed with the SEC on February 13, 2012 by BlackRock, Inc. reporting information as of December 30, 2011. BlackRock, Inc. is a parent holding company or control person and has sole voting and dispositive power over the shares reported.

(4)                    This information is based on a Schedule 13G jointly filed with the SEC on February 14, 2012 by Southpoint Master Fund, LP (“Master Fund”), Southpoint Capital Advisors LP (“Capital Advisors”), Southpoint GP, LP (“Southpoint GP”), Southpoint Capital Advisors LLC (“Southpoint LLC”), Southpoint GP, LLC (“GP LLC”) and John S. Clark II, reporting information as of December 31, 2011. Shares reported herein are held by Master Fund for which Capital Advisors serves as the investment manager and Southpoint GP serves as the general partner. Southpoint LLC serves as the general partner of Capital Advisors and GP LLC serves as the general partner of Southpoint GP. John S. Clark II serves as managing member of both Southpoint LLC and GP LLC. The reporting persons have shared voting and dispositive power over the shares reported. Each of the reporting persons disclaims beneficial ownership of the shares reported herein except to the extent of its or his pecuniary interest therein.

(5)                    This information is based on a Schedule 13G filed with the SEC on February 15, 2012 by DePrince Race & Zollo, Inc., an investment adviser (“DRZ”), reporting information as of December 31, 2011. DRZ has sole voting and dispositive power over the shares reported.

(6)                    This information is based on a Schedule 13G jointly filed with the SEC on April 9, 2012 by North Run Advisors, LLC (“North Run”), North Run GP, LP (“GP”), North Run Capital, LP (“Investment Manager”), Todd B. Hammer and Thomas B. Ellis, reporting information as of March 30, 2012. Todd B. Hammer and Thomas B. Ellis are the principals and sole members of North Run. North Run is the general partner of both the GP and the Investment Manager. The GP is the general partner of each of North Run Capital Partners, LP (the “Fund”), North Run Qualified Partners, LP (“QP Fund”) and North Run Master Fund, LP (the “Master Fund”). The Fund, the QP Fund and North Run Offshore Partners, Ltd. (“Offshore Fund”), are also general partners of the Master Fund. North Run, the GP, the Investment Manager, Todd B. Hammer and Thomas B. Ellis have shared voting and dispositive power over the shares reported.

(7)                This information is based on a Schedule 13G filed with the SEC on February 10, 2012 by The Vanguard Group, a parent holding company (“Vanguard”), reporting information as of December 31, 2011, and reflecting sole voting power over 50,275 shares, sole dispositive power over 1,845,270 shares and shared dispositive power over 50,275 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly owned subsidiary of Vanguard, is the beneficial owner of 50,275 shares as a result of serving as investment manager of collective trust accounts, and VFTC directs the voting of those shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors to file initial reports of ownership of our securities and reports of changes in ownership of our securities with the SEC. Based on our knowledge and on written representations from our executive officers and directors, we believe that all of our directors and executive officers complied with their filing requirements in the Transition Period, except that Mr. Lyftogt filed one late Form 4 in July 2011 reporting the withholding of shares in connection with the vesting of a restricted stock award in order to satisfy payroll tax liabilities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Code of Conduct provides that all employees and directors must avoid any activity that is or has the appearance of being hostile, adverse or competitive with us, or that interferes with the proper performance of their duties or responsibilities to us. Each director and executive officer is instructed to inform our Chief Compliance Officer when confronted with any situation that may be perceived as a conflict of interest, even if the person does not believe that the situation would violate our guidelines. Waivers of these conflict of interest rules with regard to a director or executive officer will require the prior approval of our Board or the Governance and Nominating Committee.

The Board also has adopted a written related persons transaction policy under which the Audit Committee is responsible for reviewing, approving or ratifying transactions involving the Company and related persons. Under the policy, a “related person” includes our directors, director nominees, executive officers, beneficial owners of more than 5% of our Common Stock and their respective immediate family members. The policy applies to transactions in which the Company is a participant and a related person (or any entity in which a related person is an executive officer or general partner or in which one or more related persons together have a 10% or more ownership interest) has a direct or indirect interest. Under the policy, the Audit Committee reviews and considers a written summary of the proposed or contemplated related person transaction, which addresses, among other criteria, (i) the material terms of the proposed transaction, including the amount payable or anticipated to be paid to the related person; (ii) the business purpose of the proposed transaction; (iii) the benefits to the Company and the related person of the proposed transaction; and (iv) whether the proposed transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the proposed transaction was negotiated on an arms’ length basis and made under terms and conditions on the whole that are at least as favorable to the Company as would be available in a comparable transaction with or involving unaffiliated third parties. In determining whether the related person transaction should be approved, the Audit Committee also considers (i) whether the transaction would impair the judgment of a Board member or an executive officer to act in the best interest of the Company; and (ii) any other matters that the Audit Committee deems appropriate.

The SEC has specific disclosure requirements covering certain types of transactions that we may engage in with our directors, executive officers or other specified parties. Under the SEC rules, we are required to disclose if the Company or any of our subsidiaries was or is to be a participant in any transaction, or series of similar transactions, in which the amount involved exceeds $120,000, and in which any of our directors, director nominees, executive officers, beneficial owners of more than 5% of our Common Stock or any of their respective immediate family members had, or will have, a direct or indirect material interest.

The Company maintains a commercial relationship with G-III Apparel Group, Ltd. and its related entities (“G-III”), of which Morris Goldfarb, one of our directors, is the Chairman, Chief Executive Officer and beneficial owner of approximately 15.5% of its outstanding common stock. The Governance and Nominating Committee in connection with considering and recommending Mr. Goldfarb be elected to the Board approved, as permitted by the Company’s Code of Conduct, the continuing supply of goods by G-III to the Company following Mr. Goldfarb’s election to the Board, so long as the amount of business does not reach an amount where Mr. Goldfarb would no longer be deemed independent by the Board. The consolidated gross revenues of G-III for its fiscal year ended January 31, 2012 were approximately $1.2 billion. In the Transition Period, the Company paid G-III approximately $2,468,776, consisting primarily of payments for merchandise purchased by or through G-III, and to a lesser degree, for third party inspection services. The Audit Committee has reviewed these transactions with management and determined that they were entered into consistent with the standards and criteria set forth in our related persons transaction policy. Our relationship with G-III was duly considered by the Board and the Governance and Nominating Committee in making the determination that Mr. Goldfarb is independent.

STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

In order for a stockholder proposal to be considered for inclusion in our proxy statement for the 2013 Annual Meeting of Stockholders, the written proposal must be received at our principal executive offices on or before January 15, 2013. The proposal should be addressed to Corporate Secretary, Christopher & Banks Corporation, 2400 Xenium Lane North, Plymouth, Minnesota 55441. The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials.

In accordance with our by-laws, in order to be properly brought before the 2013 Annual Meeting, a stockholder’s notice of the matter the stockholder wishes to present, including a director nomination, must be delivered to our principal executive offices in Plymouth, Minnesota, at the address identified in the preceding paragraph, not less than 90 nor more than 120 days prior to the first anniversary of the date of this year’s Annual Meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our by-laws (and not pursuant to Rule 14a-8 of the SEC) must be received no earlier than February 28, 2013, and no later than March 30, 2013.

TRANSITION REPORT TO STOCKHOLDERS AND REPORT ON FORM 10-K

Our 2012 Transition Report to Stockholders, including financial statements for the Transition Period ended January 28, 2012, accompanies this proxy statement. Our 2012 Transition Report to Stockholders is also available on our website at www.christopherandbanks.com. Stockholders may obtain a copy of our 2012 Transition Report on Form 10-K, which is on file with the SEC, without charge by viewing the report on our website at www.christopherandbanks.com or by writing to Christopher & Banks Corporation, Attention: Investor Relations, 2400 Xenium Lane North, Plymouth, Minnesota 55441. Copies of any exhibits to the 2012 Transition Report on Form 10-K are also available upon written request and payment of a fee covering our reasonable expenses in furnishing the exhibits.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement, annual report or Notice, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for stockholders and cost savings for companies. Currently, only brokers household our proxy statements, transition reports and notices, delivering a single proxy statement, transition report or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, annual report or Notice, or if you are receiving multiple copies of these documents and wish to receive only one, please contact us in writing at Christopher & Banks Corporation, Attention: Investor Relations, 2400 Xenium Lane North, Plymouth, Minnesota 55441, or by telephone at (763) 551-5000. We will deliver promptly upon written or oral request a separate copy of our proxy statement, annual report and/or Notice to a stockholder at a shared address to which a single copy of such documents was delivered.

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OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the Annual Meeting. If any other business does properly come before the Annual Meeting, the persons named as proxies will vote as they deem in our best interests.

By Order of the Board

Joel N. Waller
President and Chief Executive Officer

May 15, 2012
Plymouth, Minnesota

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M46986-P24420 CHRISTOPHER & BANKS CORPORATION 2400 XENIUM LANE NORTH PLYMOUTH, MN 55441 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below that you do not wish to vote for. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. For All Withhold All For All Except For Against Abstain CHRISTOPHER & BANKS CORPORATION 1. Election of Directors Nominees The Board of Directors recommends you vote FOR the following: 01) Mark A. Cohn 02) Morris Goldfarb 03) Anne L. Jones 04) David A. Levin 05) Lisa W. Pickrum 06) William F. Sharpe, III 07) Paul L. Snyder 08) Patricia A. Stensrud The Board of Directors recommends you vote FOR proposals 2 and 3: 2. Ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2013. 3. Advisory approval of the compensation of our named executive officers. NOTE: In their discretion, the proxies are authorized to vote upon such other business that may properly come before the Annual Meeting or any adjournment of the Annual Meeting. For address changes/comments, mark here. (see reverse for instructions) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Address Changes/Comments: _______________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Transition Report are available at www.proxyvote.com. M46987-P24420 CHRISTOPHER & BANKS CORPORATION Annual Meeting of Stockholders June 28, 2012 3:00 PM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Joel N. Waller, Peter G. Michielutti and Luke R. Komarek, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of CHRISTOPHER & BANKS CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 3:00 PM, CDT on June 28, 2012, at the offices of Dorsey & Whitney LLP, 50 South 6th Street, Suite 1500, Minneapolis, MN 55402, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR election of all director nominees, FOR proposal 2 and FOR proposal 3. Continued and to be signed on reverse side